Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

Dated as of February 7, 2023

by and among

POTBELLY CORPORATION,

as the Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

SAGARD HOLDINGS MANAGER LP,

as Administrative Agent,

and

THE LENDERS PARTY HERETO

ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretative Provisions	31
1.03 Accounting Terms	31
1.04 Rounding	32
1.05 Times of Day	32
1.06 Divisions	32
1.07 Interest Rates	32
1.08 Public Filings	33

ARTICLE 2 THE COMMITMENTS AND CREDIT EXTENSIONS	33
2.01 Loans	33
2.02 Borrowings, Conversions and Continuations of Loans	33
2.03 Reserved	34
2.04 Reserved	34
2.05 Prepayments	34
2.06 Reserved	37
2.07 Repayment of Loans	37
2.08 Interest	37
2.09 Fees	37
2.10 Computation of Interest and Fees	37
2.11 Evidence of Debt	38
2.12 Payments Generally	38
2.13 Sharing of Payments	39
2.14 Handling of Proceeds of Collateral; Cash Dominion	39

ARTICLE 3 TAXES, YIELD PROTECTION AND ILLEGALITY	40
3.01 Taxes	40
3.02 Illegality	43
3.03 Inability to Determine Rate	44
3.04 Increased Cost and Reduced Return; Capital Adequacy	44
3.05 Funding Losses	45
3.06 Matters Applicable to all Requests for Compensation	45
3.07 Benchmark Replacement Setting; Conforming Changes	45
3.08 Survival	48

ARTICLE 4 CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	49
4.01 Conditions of Initial Credit Extension	49
4.02 Satisfaction of Conditions	51

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES	52
5.01 Existence, Qualification and Power	52
5.02 Authorization; No Contravention	52
5.03 Governmental Authorization; Other Consents	52
5.04 Binding Effect	52
5.05 Financial Statements; No Material Adverse Effect	52
5.06 Litigation	53
5.07 No Default	53
5.08 Ownership of Property; Liens	53
5.09 Environmental Compliance	53
5.10 Insurance	54
5.11 Taxes	54
5.12 ERISA Compliance	54
5.13 Subsidiaries	55
5.14 Margin Regulations; Investment Company Act, Use of Proceeds	55
5.15 Disclosure	55
5.16 Compliance with Laws and Agreements	55
5.17 Intellectual Property; Licenses, Etc.	56
5.18 Broker’s Fees	56
5.19 Labor Matters	56
5.20 Business Locations	56
5.21 Perfection of Security Interests in the Collateral	56
5.22 Solvency	57
5.23 Franchise Matters	57
5.24 Reserved	59
5.25 Accounts	59
5.26 Common Enterprise	59
5.27 Reserved	59
5.28 Patriot Act	59
5.29 OFAC	60
5.30 Affected Financial Institutions	60
5.31 Flood Zone	60

ARTICLE 6 AFFIRMATIVE COVENANTS	60
6.01 Financial Statements	60
6.02 Certificates; Other Information	61
6.03 Notices	62
6.04 Payment of Obligations; Tax Returns	63
6.05 Preservation of Existence, Etc.	63
6.06 Maintenance of Properties	64
6.07 Maintenance of Insurance	64

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6.08 Compliance with Laws	65
6.09 Books and Records	65
6.10 Inspection Rights	65
6.11 Use of Proceeds	65
6.12 Additional Subsidiaries	65
6.13 ERISA Compliance	66
6.14 Pledged Assets	66
6.15 Covenant with Respect to Environmental Matters	66
6.16 Covenants with Respect to Real Property	67
6.17 Quarterly Lender Meetings	67
6.18 Post-Closing Covenants	68
6.19 Transactions with Affiliates and Insiders	68
6.20 Patriot Act; OFAC	68

ARTICLE 7 NEGATIVE COVENANTS	68
7.01 Indebtedness	68
7.02 Liens	69
7.03 Investments	71
7.04 Fundamental Changes	72
7.05 Dispositions	73
7.06 Restricted Payments	74
7.07 Change in Nature of Business	74
7.08 Reserved	74
7.09 Burdensome Agreements	74
7.10 Use of Proceeds	75
7.11 Amendments of Certain Debt	75
7.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	75
7.13 Ownership of Subsidiaries	75
7.14 Sale and Leaseback Transactions	75
7.15 Reserved	75
7.16 Account Control Agreements; Bank Accounts	76
7.17 Covenants Relating to Excluded Subsidiaries	76
7.18 Limitations on Borrower; the Manager and Potbelly ERF	76

ARTICLE 8 FINANCIAL COVENANTS	77
8.01 Financial Covenants	77

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES	79
9.01 Events of Default	79
9.02 Remedies upon Event of Default	80
9.03 Reserved	81
9.04 Application of Funds	81

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ARTICLE 10 GUARANTY	81
10.01 The Guaranty	81
10.02 Obligations Unconditional	82
10.03 Reinstatement	83
10.04 Waivers	83
10.05 Remedies	83
10.06 Contribution by Guarantors	84
10.07 Guarantee of Payment; Continuing Guarantee	84
10.08 Subordination of Other Obligations	84

ARTICLE 11 THE ADMINISTRATIVE AGENT	84
11.01 Appointment and Authorization of Administrative Agent	84
11.02 Delegation of Duties	85
11.03 Liability of Administrative Agent	85
11.04 Reliance by Administrative Agent	86
11.05 Notice of Default	86
11.06 Credit Decision; Disclosure of Information by Administrative Agent	86
11.07 Indemnification of Administrative Agent	87
11.08 Administrative Agent in its Individual Capacity	87
11.09 Successor Administrative Agent	87
11.10 Administrative Agent May File Proofs of Claim	88
11.11 Collateral and Guaranty Matters	88
11.12 Reserved	89
11.13 Additional Secured Parties	89
11.14 Exclusive Right to Enforce Rights and Remedies	90
11.15 Flood Laws	90
11.16 Reserved	90
11.17 Certain ERISA Matters	90
11.18 Erroneous Payments	91

ARTICLE 12 MISCELLANEOUS	93
12.01 Amendments, Etc.	93
12.02 Notices and Other Communications; Facsimile Copies	95
12.03 No Waiver; Cumulative Remedies	96
12.04 Attorney Costs, Expenses	96
12.05 Indemnification by the Loan Parties	97
12.06 Payments Set Aside	98
12.07 Successors and Assigns	98
12.08 Confidentiality	101
12.09 Set-off	102

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12.10 Interest Rate Limitation	103
12.11 Counterparts	103
12.12 Integration	103
12.13 Survival of Representations and Warranties	103
12.14 Severability	103
12.15 Replacement of Lenders	104
12.16 Governing Law	104
12.17 Waiver of Right to Trial by Jury	105
12.18 USA Patriot Act Notice	105
12.19 Nonliability of Lenders	105
12.20 Acknowledgment and Consent to Bail-In of Affected Financial Institutions	106
12.21 Permitted Revolving Credit Facility Intercreditor Agreement	107

Page v

SCHEDULES

2.01	Commitments and Pro Rata Shares
5.10	Insurance
5.13	Capitalization
5.17	IP Rights
5.20(a)	Locations of Real Property
5.20(b)	Locations of Tangible Personal Property
5.20(c)	Locations of Chief Executive Office
5.23(a)	Franchise Agreements
5.23(c)	Franchise Jurisdictions
5.23(g)	Franchise Rebates
5.23(l)	Franchisee Association Contracts
5.23(m)	Franchisee Bankruptcies
5.23(o)	Franchise Agreement Waivers
5.23(p)	Franchise Royalty Waivers
5.23(q)	Franchise Guarantees
5.23(r)	Franchise Representatives
5.25	Accounts
6.18	Post-Closing Covenants
7.01	Indebtedness Existing on the Closing Date
7.02	Liens Existing on the Closing Date
7.03	Investments Existing on the Closing Date
12.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Term Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption Agreement
E	Form of Solvency Certificate
F-1	Form of U.S. Tax Compliance Certificate
F-2	Form of U.S. Tax Compliance Certificate
F-3	Form of U.S. Tax Compliance Certificate
F-4	Form of U.S. Tax Compliance Certificate

Page vi

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT is entered into as of February 7, 2023, among, Potbelly Corporation, a Delaware corporation (“Potbelly” or “Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and Sagard Holdings Manager LP, as Administrative Agent.

The Borrower has requested that the Lenders extend a $25,000,000 Term Loan for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” means all of the Loan Parties’ present and future accounts.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or substantially all of the Property of another Person, (b) all or a portion of a division or operating group of another Person, or (c) the Capital Stock of another Person constituting all (other than directors’ qualifying Capital Stock, if applicable) or a majority of the Capital Stock of such Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Sagard or any successor thereof in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Bank Account” means an account maintained with the Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and its Approved Funds, and the officers, directors, employees, agents, advisors and Controlling Persons and attorneys-in-fact of such Persons, Affiliates and Approved Funds, provided, however, that no Agent-Related Person shall be deemed an Affiliate of the Borrower or the Guarantors.

“Agent” means the Administrative Agent.

“Aggregate Payments” has the meaning specified in Section 10.06.

“Agreement” means this Credit and Guaranty Agreement.

“Annualized Basis” means, with respect to the Consolidated Fixed Charges for any measurement period, the product of (i) the applicable components of Consolidated Fixed Charges made during such period divided by the number of calendar days in such period times (ii) 365.

“Applicable Margin” means the following percentages per annum: 8.25% for Base Rate Loans and 9.25% for Term SOFR Loans.

“Approved Bank” has the meaning specified in the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, managed, advised or sub-advised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable and documented and out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

“Audited Pre-Closing Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 26, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, including the notes thereto.

“Average Liquidity” means, for any period, the average of the Liquidity for each Monday during such period (or if the Monday during a particular week is not a Business Day, the first Business Day occurring after such Monday), as calculated based on the Liquidity as of the close of each such Monday (or if applicable for a particular week, such Business Day) during such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate plus 1/2 of 1%; (b) the Prime Rate; or (c) the most recently available Term SOFR (as adjusted by any Floor) plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively. For the avoidance of doubt, the Base Rate will in no event be less than 3.50% per annum.

“Base Rate Loan” means a Loan that accrues interest by reference to the Base Rate in accordance with the terms of this Agreement.

“Benchmark” has the meaning specified in Section 3.07.

“Benchmark Replacement” has the meaning specified in Section 3.07.

“Benchmark Replacement Date” has the meaning specified in Section 3.07.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” has the meaning specified in Section 12.02(e).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by the Lenders pursuant to Sections 2.01 and 2.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of either New York or the state where the Administrative Agent’s Office is located, and, if such day relates to Term SOFR, means any such day meeting the above requirements that is also a U.S. Government Securities Business Day.

“Businesses” means, at any time, a collective reference to the businesses operated by Borrower and its Subsidiaries at such time.

“Capital Expenditures” means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, including expenditures in respect of Capital Leases.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateralize” means to deposit with or deliver to the Administrative Agent (or with and to a bank designated by the Administrative Agent to be held in a deposit account subject to a control agreement), for the benefit of the Administrative Agent (on behalf of itself and the other Secured Parties), as collateral for only applicable Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of the term Cash Collateralize have corresponding meanings. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Cash Control Period” means the period of time commencing upon the earlier to occur of (x) an Event of Default pursuant to Section 9.01(a) or (f) and (y) following the occurrence of any other Event of Default (except where a Specified Equity Contribution was made or a Specified Debt Incurrence was incurred, in each case, in accordance with Section 8.01(e), and cured any applicable Event of Default under Section 9.01(b) with respect to a breach of one or more of the financial covenants in Section 8.01), the date of delivery by the Administrative Agent of a written notice of the commencement of a Cash Control Period to Potbelly and a notice of control to the applicable financial institution and ending on the earlier of (a) the written waiver of such Event of Default by the Required Lenders, or (b) the Termination Date.

“Cash Equivalents” means, as of any date of determination, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A1 (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market mutual funds (as defined in Rule 2(a).7 of the Investment Company Act) registered under the Investment Company Act of 1940, which are administered by reputable financial institutions having capital of at least $5,000,000,000 and are rated by S&P as AAAm (or the equivalent thereof) or Moody’s as Aaa-mf (or the equivalent thereof).

“CFC” means a “controlled foreign corporation” as such term is defined in Section 957 of the Internal Revenue Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means, at any time, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Capital Stock of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); (ii) Borrower shall cease to directly or indirectly own and control legally and beneficially one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of Potbelly Sandwich Works; (iii) Potbelly Sandwich Works shall cease to be solely managed by either (x) Borrower or, at a time when Potbelly Sandwich Works is a wholly-owned Subsidiary of the Manager and the Manager is a wholly-owned Subsidiary of Borrower, the Manager or (y) its board of directors or board of managers, as applicable; (iv) except to the extent expressly permitted by Section 7.04 or except in connection with a disposition of assets permitted by Section 7.05, Borrower shall cease to directly or indirectly own and control legally and beneficially one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of each of the Manager (unless and until the Manager is dissolved or liquidated in accordance with the provisions of this Agreement) and Potbelly Franchising; (v) except to the extent expressly permitted by Section 7.04 or except in connection with a disposition of assets permitted by Section 7.05, Potbelly Sandwich Works shall cease to directly own and control legally and beneficially all of the Capital Stock of each of the Subsidiaries (other than the Manager and Potbelly Franchising and other than the Capital Stock of any Permitted J/Vs not owned by any other Loan Party or Subsidiary); (vi) except to the extent expressly permitted by Section 7.04 or except in connection with a disposition of assets permitted by Section 7.05, Borrower shall cease to directly or indirectly own and control legally and beneficially at least fifty-one percent (51%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of more than two (2) Permitted J/Vs; or (vii) a “Change of Control” or any term of similar effect as defined in the documents governing the Permitted Revolving Credit Facility (if any).

“Closing Date” means February 7, 2023.

“Collateral” means, collectively, all real and personal Property (other than Excluded Property) with respect to which a Lien in favor of the Administrative Agent is granted (or was intended to be granted) pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Landlord Agreements (if applicable), Securities Account Control Agreement(s) and the Deposit Account Control Agreement(s)and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 6.14 or otherwise to secure the Obligations.

“Commitment” means, as to each Lender, the Term Loan Commitment set forth opposite such Lender’s name on Schedule 2.01 or in the Register, as applicable, as the same may be reduced or modified at any time and from time to time pursuant to the terms hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” has the meaning specified in Section 3.07.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Consolidated Group on a consolidated basis, all Capital Expenditures, as determined in accordance with GAAP, provided that Consolidated Capital Expenditures shall not include expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase Property that is the same as or similar to the Property subject to such Involuntary Disposition.

“Consolidated Current Assets” means, as of any date of determination, for the Consolidated Group on a consolidated basis, the total assets that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as of any date of determination, for the Consolidated Group on a consolidated basis, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a balance sheet of the Consolidated Group (or any member thereof), but excluding, without duplication, (a) the current portion of any Indebtedness (including the Loans) for borrowed money and debt evidenced by bonds, promissory notes, debentures or debt securities, (b) the current portion of any Indebtedness consisting Capital Lease Obligations to the extent otherwise included therein, (c) the current portion of interest and (d) the current portion of deferred income taxes.

“Consolidated EBITDA” means, for any period for the Consolidated Group, on a consolidated basis (without duplication), an amount equal to:

(A) Consolidated Net Income for such period (excluding any income in connection with or resulting from the PPP Debt, including forgiveness of all or any portion of the principal of or interest on the PPP Debt); plus

(B) to the extent included in determining and not already added back in calculating such Consolidated Net Income, the sum (without duplication) of:

(i) Consolidated Interest Charges for such period; plus

(ii) the provisions for taxes (whether or not paid, estimated or accrued) based on the income, profits or capital and sales, including federal, provincial, territorial, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds and any penalties and interest related to such taxes) for the Consolidated Group (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto) for such period as determined in accordance with GAAP; plus

(iii) the amount of depreciation and amortization expense for such period (including, without limitation, as they relate to amortization of deferred financing fees or costs and amortization of capitalized software expenditures; plus

(iv) transaction fees, costs and expenses incurred in connection with this Agreement or any other Loan Document entered in connection herewith and the transaction contemplated thereby to the extent paid within one hundred twenty (120) days of the Closing Date; provided that the amount added back under this clause (iv) during the term of this Agreement shall not exceed $1,550,000 in the aggregate; plus

(v) other non-cash charges, expenses or losses (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and including amortization of any prepaid cash item that was paid in a prior period); plus

(vi) 50% of Consolidated Restaurant Pre-Opening Costs for the Consolidated Group for such period as determined in accordance with GAAP; provided, that the amount added back under this clause (vi) shall not exceed $250,000 during any period; minus

(C) to the extent included in calculating such Consolidated Net Income, the sum (without duplication) of:

(i) Consolidated Interest Income; plus

(ii) income tax credits (to the extent not netted from income taxes payable); plus

(iii) non-cash gains or income in connection with any Capital Stock of Potbelly constituting warrants, options or other rights entitling the holder thereof to purchase any Capital Stock of Potbelly; provided that, any non-cash gains or income shall be treated as cash gains or income in any subsequent period during which cash receipts attributable thereto are received for the Consolidated Group for such period; plus

(iv) any extraordinary or non-recurring income or gain for the Consolidated Group for such period; plus

(v) any gain (including all fees and expenses or income relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by a Responsible Officer for the Consolidated Group for such period; plus

(vi) any gain or income (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations for the Consolidated Group for such period.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group on a consolidated basis, an amount equal to the sum of, without duplication, (a) the cash portion of Consolidated Interest Charges for such period, minus (b) the cash portion of Consolidated Interest Income for such period, plus (c) Consolidated Scheduled Funded Debt Payments for such period, plus (d) Restricted Payments paid in cash by the Borrower during such period, all as determined in accordance with GAAP. For purposes hereof, the components of Consolidated Fixed Charges for any measurement period ending before March 31, 2024, shall be calculated on an Annualized Basis.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended for which financial statement have been delivered (or are required to be delivered) pursuant to Section 6.01(a) or 6.01(b) hereof, less the sum of (i) (x) for any period ending on or prior to December 31, 2023, Consolidated Unfinanced Maintenance Capital Expenditures or (y) for all other periods, Consolidated Unfinanced Capital Expenditures, in each case, made in such period and (ii) income and similar taxes, along with any tax distributions, paid in cash for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Consolidated Group on a consolidated basis determined in accordance with GAAP.

“Consolidated Group” means Borrower and its Subsidiaries.

“Consolidated Interest Charges” means, for any period, the interest expense (including any rent expense for such period under Capital Leases that is treated as interest in accordance with GAAP) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, and all amounts owed pursuant to Section 2.08(a) and (b)), determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Income” means, for any period, the interest income of the Consolidated Group for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for such period as determined in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the income (or deficit) of any Person (other than a Loan Party) in which Borrower or any of its Subsidiaries has an ownership interest

(including, in the case of a Permitted J/V that is not a Loan Party, such Permitted J/V), except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, governing document or Law applicable to such Subsidiary and (c) the income (or deficit) of any Subsidiary of Borrower that is not a Loan Party.

“Consolidated Restaurant Pre-Opening Costs” means “start-up costs” (such term used herein as defined in FASB ASC 720-15) incurred by the Consolidated Group on a consolidated basis related to the opening and organizing of Restaurants, such costs to include the cost of feasibility studies, staff-training, and recruiting and travel costs for employees engaged in such start-up activities, in each case, incurred prior to the opening of such Restaurant and expensed in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means, for any period for the Consolidated Group on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness scheduled to be paid during such period, as determined in accordance with GAAP. For purposes of this definition, payments of principal scheduled to be paid (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the cash portion of Capital Lease Obligations and Synthetic Lease Obligations and (c) shall not include any voluntary or mandatory prepayments made pursuant to Section 2.05 hereof.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Indebtedness as of such date minus (ii) the aggregate amount of Unrestricted Cash as of such date in an aggregate amount not to exceed $3,000,000 to (b) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended for which financial statements have been delivered (or are required to be delivered) pursuant to Section 6.01(a) or 6.01(b) hereof.

“Consolidated Unfinanced Capital Expenditure” means any Consolidated Capital Expenditure to the extent not financed with Funded Indebtedness of the type described in clauses (a), (b), (c), (e) or (f) of such definition within one hundred eighty (180) days after the incurrence of the Capital Expenditure. Consolidated Capital Expenditures that are financed with the proceeds of the Loans or any Indebtedness under any Permitted Revolving Credit Facility shall be deemed to constitute Consolidated Unfinanced Capital Expenditures.

“Consolidated Unfinanced Maintenance Capital Expenditure” means any Consolidated Capital Expenditure which is a Maintenance Capital Expenditure to the extent not financed with Funded Indebtedness of the type described in clauses (a), (b), (c), (e) or (f) of such definition (other than the Loans or any Indebtedness under any Permitted Revolving Credit Facility) within one hundred eighty (180) days after the incurrence of such Maintenance Capital Expenditure. Such Maintenance Capital Expenditures that are financed with the proceeds of the Loans or any Indebtedness under any Permitted Revolving Credit Facility shall be deemed to constitute Consolidated Unfinanced Maintenance Capital Expenditures.

“Consolidated Working Capital” means, as at the date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contributing Guarantors” has the meaning specified in Section 10.06.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each bank account that is established by the Loan Parties pursuant to Section 2.14(c).

“Credit Extension” means a Borrowing.

“Cure Deadline” has the meaning set forth in Section 8.01(e).

“Cure Period” has the meaning set forth in Section 8.01(e).

“Debt Issuance” means the issuance of any Indebtedness by any Loan Party other than Indebtedness permitted under Section 7.01.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that has at any time after the Closing Date (a) failed to pay over to the Administrative Agent or any Lender any amount required to be paid by it hereunder within three (3) Business Days of the date when due (unless such failure is the subject of a good faith dispute), (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) (i) been (or has a parent company that has been) determined by any Governmental Authority having regulatory authority over such Person or its assets to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, or (ii) become (or has a parent company that has become) the subject of a bankruptcy or insolvency proceeding under any Debtor Relief Laws, unless in the case of any Lender subject to this clause (c), the Borrower and Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder, or (d) become the subject of a Bail-In Action.

“Default Rate” means (a) when used with respect to Obligations other than Term SOFR Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) 2.50% per annum; and (b) when used with respect to a Term SOFR Loan, an interest rate equal to (i) Term SOFR applicable to such Term SOFR Loan plus (ii) the Applicable Margin applicable to Term SOFR Loans plus (iii) 2.50% per annum, in all cases to the fullest extent permitted by applicable Laws. Interest accruing at the Default Rate shall be immediately payable upon demand.

“Deposit Account Control Agreement” means an agreement among a Loan Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, and contains such other terms and conditions as Administrative Agent may require, including a requirement that such depository institution shall wire, or otherwise transfer, in immediately available funds, during a Cash Control Period, to the Administrative Agent’s Bank Account all funds received or deposited into such deposit account.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and whether consummated in a single transaction or in a series of related transactions and whether effected pursuant to a Division or otherwise) of any Property by any Loan Party or any Subsidiary (including the Capital Stock of any Subsidiary), including any Sale and Leaseback Transaction and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, provided that the term Disposition shall not include any issuance of Capital Stock by Borrower.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or any other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or becomes mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior repayment in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination of all Commitments), (ii) becomes redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, (iii) provides for mandatory scheduled payments of dividends in cash or (iv) becomes convertible into or exchangeable for indebtedness for borrowed money or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is one hundred eighty (180) calendar days after the Term Loan Maturity Date at the time of issuance.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“E-System” has the meaning specified in Section 12.04.

“Earn-Out Obligations” means, with respect to any Person, “earn-outs” and similar payment obligations of such Person to the extent required by GAAP to be recorded as a liability of such Person.

“ECF Period” means the following periods: (a) the period beginning on the Closing Date through and including the last day of the Fiscal Year ending December 31, 2023, and (b) each Fiscal Year ending after January 1, 2024.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f to 300j-26 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and any other federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, or governmental restrictions and common law relating to pollution, the protection of the environment (including indoor or outdoor air, soil, subsurface, surface water, and groundwater), natural resources, human health or the release of any Hazardous Materials into the environment, including the release of hazardous substances or wastes, indoor or outdoor air emissions, discharges of sediment or stormwater and discharges of wastewater to public treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, punitive damages, consequential damages, costs of environmental investigation and remediation, fines, penalties, indemnities or expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants)), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any successor thereto.

“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) under common control with Borrower or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code). Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or any of its Subsidiaries and with respect to liabilities arising after such period for which Borrower or any of its Subsidiaries could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to a Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make a required installment under Section 412(m) of the Internal Revenue Code with respect to a Pension Plan; (c) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA; (e) the filing of a notice of intent to terminate or the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (h) the occurrence of an act or omission which could give rise to the imposition on Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; (i) the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (j) the imposition of a Lien pursuant to Section 430(k) or 433(g) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (k) the receipt by Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it intends to terminate or has terminated, (l) a Pension Plan becomes subject to the at-risk requirements in Section 303 of ERISA or Section 430 of the Internal Revenue Code or (m) a Multiemployer Plan becomes subject to the requirements for plans in endangered or critical status under Section 305 of ERISA or Section 432 of the Internal Revenue Code.

“Erroneous Payment” has the meaning specified in Section 11.18(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 11.18(d)(i).

“Erroneous Payment Impacted Class” has the meaning specified in Section 11.18(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 11.18(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.18(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, for any ECF Period: (a) Consolidated EBITDA (which for purposes of the calculation hereof shall include, without duplication, the amount of Net Cash Proceeds received from any Permitted Refranchising Sales consummated during such ECF Period that are not required to prepay the Term Loan pursuant to Section 2.05(b)(i)), minus (b) without duplication, each of the following, to the extent actually paid in cash during such period, (i) Consolidated Unfinanced Capital Expenditures, (ii) all regularly scheduled principal payments under the Loans, (iii) payments of other Indebtedness (excluding payments on the Loans and excluding those payments on Indebtedness of a revolving nature without a corresponding permanent commitment reduction) to the extent such payments are permitted hereunder and funded with any Loan Party’s internally generated cash flow for such period, (iv) Consolidated Interest Charges, (v) cash expense with respect to taxes based on income, profits or capital gains, to the extent paid or payable by Borrower and its Subsidiaries during such period, (vi) to the extent not deducted in the computation of Net Cash Proceeds in respect of any Disposition or Involuntary Disposition giving rise thereto and, further, only to the extent such Net Cash Proceeds are included in Consolidated EBITDA for such ECF Period, the amount of any mandatory prepayment of Indebtedness having at least pari passu priority with the Obligations (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, (vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are made in connection with any repayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, (viii) amounts paid in cash for such period in respect of obligations (including, but not limited to, indemnification) with respect to any Investment made by Potbelly or its Subsidiaries permitted by Section 7.03 (other than clause (a) thereof and intercompany Investments among the Loan Parties and their respective Subsidiaries (or any of them)), (ix) other cash expenditures (excluding payments in respect of Indebtedness) not described in the immediately preceding clauses (i) through (viii) to the extent (A) paid in cash in such period and (B) added back, or otherwise added, in the calculation of such Consolidated EBITDA or otherwise not deducted in the calculation of Consolidated Net Income, and (x) an amount equal to any increase in Consolidated Working Capital, plus (c) an amount equal to any decrease in Consolidated Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” means any deposit account (i) that is used solely for payment of payroll and payroll taxes and other employee benefit payments to or for the benefit of employees of Borrower, or one or more of its Subsidiaries, or used solely to hold taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof and sales, sales and use or similar taxes)); (ii) that is used solely to hold funds which Potbelly or any of its Subsidiaries holds in trust or as an escrow or fiduciary for another Person, which is not Borrower or a Subsidiary of Borrower, in the ordinary course of business; (iii) that is a zero-balance account so long as the Loan Parties shall ACH or wire transfer no less frequently than each Business Day to a Controlled Account all amounts on deposit in each such zero-balance account, (iv) to the extent that it is solely used to hold cash collateral for letters of credit permitted under Section 7.02(p), (v) Franchise Accounts and (vi) other accounts with respect to which the aggregate amount on deposit, collectively for all such other accounts, does not exceed $1,000,000 at any time.

“Excluded Property” means, with respect to any Loan Party (a) any owned or leased real or personal Property (other than Capital Stock) which is located outside of the United States unless requested by the Administrative Agent; (b) any leasehold interests in Real Property; (c) any owned Real Property to the extent the fair market value thereof is less than $1,000,000; (d) any personal Property (other than motor vehicles, which are addressed in clause (i) below) in respect of which perfection of a Lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent; (e) any Property which, subject to the terms of Section 7.01(c), is subject to a Lien of the type described in Section 7.02(h) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property; (f) other than Accounts or any proceeds of the following, any contract, permit, agreement, lease, license or license agreement covering real or personal property if the grant of a security interest in such contract, permit, agreement, lease, license or license agreement or the asset subject to such contract, permit, agreement, lease, license or license agreement is prohibited by the terms of such contract, permit, agreement, lease, license or license agreement or by Law and would result in the termination of or give rise to a right to materially modify such contract, permit, agreement, lease, license or license agreement, but with respect to clauses (e) and (f) above, only to the extent that (x) any such prohibition would not be rendered ineffective pursuant to the UCC or any other applicable law (including, if and when applicable, Debtor Relief Laws) or principles of equity and would require the consent a Person other than a Loan Party or its Affiliates to waive such prohibition and (y) such Lien documents, contract, agreement, lease, license or license agreement was not entered into in contemplation of circumventing any Loan Party’s obligation to pledge such contract or agreement as collateral security; (g) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall not be considered Excluded Property; (h) any particular asset, if the pledge thereof or the security interest therein is prohibited by applicable Law (but only for so long as such prohibition remains in effect), other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Laws; (i) any motor vehicle or other equipment subject to a certificate of title, but only to the extent that (x) the aggregate fair market value of all such motor vehicles or other equipment subject to a certificate of title is less than $250,000, (y) as of the Closing Date, the name of the Administrative Agent or any of its Affiliates is not notated on the certificate of title and (z) a security interest therein cannot be perfected by the filing of a UCC financing statement; (j) any margin stock (within the meaning of Regulation U issued by the FRB), (k) Excluded Accounts and (l) particular assets if and for so long as, in the sole discretion of the Administrative Agent at the request of the Borrower, the cost of obtaining a security interest in such assets exceeds the practical benefits to the Secured Parties afforded thereby.

“Excluded Subsidiary” means any Subsidiary of Borrower (other than any Loan Party) that is, and continues to be, (a) a Foreign Subsidiary that is a CFC, (b) a Domestic Subsidiary that is (i) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or (ii) a Subsidiary that is treated as a disregarded entity or as a partnership for United States Federal income tax purposes and all or substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries that are CFCs and conducts no material business other than the ownership of such Capital Stock (a “Foreign Subsidiary Holdco”), (c) a Permitted J/V,(d) Potbelly ERF so long as it is exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code and (e) PB Reagan.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 12.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any withholding Taxes imposed under FATCA.

“Facilities” means, at any time, the facilities and real properties owned, leased, managed or operated by any Loan Party or any Subsidiary, from which any Loan Party or any Subsidiary provides or furnishes goods or services.

“Fair Share” has the meaning specified in Section 10.06.

“Fair Share Contribution Amount” has the meaning specified in Section 10.06.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code.

“FDD” has the meaning set forth in Section 5.23.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.gov/, or any successor source.

“Fee Letter” means the letter agreement dated as of the Closing Date, between the Borrower and the Administrative Agent.

“FIRREA” means the Financial Institutions Reform Recovery and Enforcement Act.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Loan Parties and their Subsidiaries ending on the last Sunday of the applicable calendar year.

“Flood Hazard Property” means Mortgaged Property in an area designated by the Federal Emergency Management Agency as having special flood and mud slide hazards.

“Flood Laws” means collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 and the Biggert–Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Floor” means a rate of interest equal to 2.50%.

“Following Business Day Convention” means a contractual provision or provision of applicable Laws pursuant to which a scheduled date for payment or performance of an obligation, which date is not a Business Day, is extended to the first following day that is a Business Day.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” has the meaning specified in the definition of “Excluded Subsidiary”.

“FPRs” has the meaning set forth in Section 5.23.

“Franchise” means any grant by any of the Loan Parties to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any of the Loan Parties’ trademarks, which constitutes a “franchise,” as that term is defined under the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Accounts” means any deposit accounts in the name of Potbelly Franchising, LLC that is used solely to hold funds in respect of franchise royalty fees and franchisee-assessed expenses, including, but not limited to, fees and expenses for marketing, training and support of any applicable Franchisee.

“Franchisee” has the meaning set forth in Section 5.23.

“Franchise Agreements” has the meaning set forth in Section 5.23.

“Franchised Business” has the meaning set forth in Section 5.23.

“Franchise Law” means the FTC Franchise Rule and any other applicable Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships, including Relationship Laws.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FTC Franchise Rule” means 16 C.F.R. Part 436 et seq.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise acquiring an interest in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and whether initially incurred by such Person or assumed by such Person and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations of such Person to pay a specified price for goods or services whether or not delivered or accepted, and all obligations of such person for the purpose of financing all or any part of the purchase price thereof, in each case, that, in accordance with GAAP, would be shown on the liability side of the balance sheet of such Person;

(c) the principal portion of all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) the face amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments to which such Person is an account party;

(e) all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(f) all Capital Lease Obligations of such Person which have been or shall be recorded as liabilities on a balance sheet of such Person in accordance with GAAP;

(g) all preferred stock obligations of such Person or other Disqualified Capital Stock providing for mandatory redemptions, sinking fund or like payments prior to the Termination Date;

(h) Earn-Out Obligations if, and only to the extent, such obligation has not been paid in full in cash when initially due and payable;

(i) all indebtedness of the types specified in clauses (a) through (h) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(j) all Guarantees with respect to indebtedness of the types specified in clauses (a) through (i) above of another Person.

“Funding Guarantor” has the meaning specified in Section 10.06.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Growth Capital Expenditures” means all growth-related Capital Expenditures, including Capital Expenditures associated with the development, organization, acquisition, construction and opening of a new Restaurant and the reimaging or remodeling of an existing Restaurant.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantor” means all future direct or indirect Subsidiaries of Potbelly (other than any Excluded Subsidiaries), and any other Person joining this Agreement as a “Guarantor” hereunder from time to time.

“Guaranty” means the guaranty made by each Guarantor in favor of the Administrative Agent, the Lenders and the other Secured Parties pursuant to Article 10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead-based paint, toxic mold or fungus, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedge Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Agreement transaction.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) all Hedge Obligations calculated on a net basis;

(c) Synthetic Lease Obligations and Securitization Transactions;

(d) all obligations in respect of Disqualified Capital Stock; and

(e) all Guarantees with respect to outstanding indebtedness of the types specified in clauses (b), (c) and (d) above of any other Person.

“Indemnified Liabilities” has the meaning specified in Section 12.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 12.05.

“Information” has the meaning specified in Section 12.08(b).

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent, as amended or otherwise modified from time to time.

“Interest Payment Date” means (a) as to any Term SOFR Loan, the last day of each Interest Period applicable thereto and the Term Loan Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Term Loan Maturity Date.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1) month thereafter, subject to the availability thereof, provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Term Loan Maturity Date; and

(d) no tenor that has been removed from this definition pursuant to Section 3.07 shall be available in such Loan Notice or any interest rate election.

“Interim Pre-Closing Financial Statements” means, collectively, (i) the unaudited consolidated financial statements of the Loan Parties and their Subsidiaries for the Fiscal Quarter ended December 25, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for the Fiscal Quarter ended on that date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, and any successor thereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any of the Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, (c) the construction, build-out or development of, or the entering into of a binding commitment to construct, build-out or develop (including, in any event, entering into a real property lease in connection with), a new Restaurant, or (d) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any returns of capital.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Loan Party or any other event, including with respect to which any property or casualty insurance claim is made.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Landlord Agreement” means any agreement between the Administrative Agent and the landlord of Real Property occupied by a Loan Party, as tenant, which agreement shall be in form and substance as is reasonably satisfactory to the Administrative Agent.

“Laws” means, collectively, all foreign, federal, state, regional, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including any Franchise Laws.

“Lender” means each Person identified as a “Lender” on the signature pages hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Lender Parties” has the meaning specified in Section 12.07(g).

“Lender Securitization” has the meaning specified in Section 12.07(g).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall in any event include any mortgage, pledge, hypothecation, collateral assignment, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Liquidity” means, as of any date of determination, the aggregate amount of Unrestricted Cash, plus the aggregate amount of undrawn commitments available to be drawn at such time under any Permitted Revolving Credit Facility.

“Loan” means an extension of credit by a Lender to Borrower under Article 2 in the form of a Term Loan.

“Loan Documents” means this Agreement, each Note, each Collateral Document, the Intercompany Subordination Agreement, the Fee Letter and each other document, instrument or agreement from time to time executed by any Loan Party or any Subsidiary or any Responsible Officer thereof and delivered in connection with the foregoing, all as amended, restated or otherwise modified, from time to time.

“Loan Notice” means a notice of (a) a conversion of Loans from one Type to the other pursuant to Section 2.02(a), or (b) a continuation of Term SOFR Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower and each Guarantor party hereto.

“Lockout Period” means the period commencing on the Closing Date and continuing through and including the day immediately preceding the one (1) year anniversary of the Closing Date.

“Maintenance Capital Expenditures” means Capital Expenditures which are not Growth Capital Expenditures.

“Manager” means Potbelly Illinois, Inc., an Illinois corporation.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) the material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations to the Administrative Agent or the Lenders under this Agreement; (c) a material adverse effect on the rights and remedies of the Administrative Agent or Lenders under the Loan Documents; or (d) a material adverse effect on the validity, perfection or priority of any Liens granted (or purported to be granted) in favor of the Administrative Agent for the benefit of the Secured Parties on any material portion of the Collateral (other than the mere existence of any Permitted Liens).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means all Real Property owned by any Loan Party other than Excluded Property.

“Mortgage Instrument” means a fully executed and notarized mortgage, deed of trust or deed to secure debt, delivered by any Loan Party to the Administrative Agent with respect to Real Property owned or leased by such Loan Party, in each case to secure the payment and performance of the Obligations of such Loan Party. Unless otherwise consented to by the Administrative Agent, each Mortgage Instrument shall grant to the Administrative Agent for the benefit of the Secured Parties a first priority perfected Lien on the Real Property interests described therein.

“Mortgage Supporting Documents” means, with respect to a Mortgage Instrument for a parcel of Mortgaged Property, to the extent requested by the Administrative Agent, each of the following:

(a) evidence in form and substance reasonably satisfactory to the Administrative Agent that the recording of counterparts of such Mortgage Instrument in the recording offices specified in such Mortgage Instrument will create a valid and enforceable first priority Lien on the Property described therein in favor of the Administrative Agent (or in favor of such other trustee as may be required or desired under local Law) for the benefit of the Secured Parties, subject only to (A) Permitted Liens and (B) such other Liens as the Administrative Agent may reasonably approve;

(b) a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (or other evidence reasonably acceptable to the Administrative Agent proving ownership thereof) (“Mortgagee’s Title Insurance Policy”), dated a date reasonably satisfactory to the Administrative Agent, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(c) a Survey;

(d) evidence in form and substance reasonably satisfactory to the Administrative Agent that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage Instrument have been or will be paid;

(e) Reserved;

(f) evidence as to (A) whether such Mortgaged Property is a Flood Hazard Property pursuant to a “Life-of-Loan” FEMA Standard Flood Hazard Determination, and (B) if such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries which shall evidence flood insurance required under Section 6.07, which (x) satisfies all regulatory requirements for flood insurance, (y) may consist of an application for such insurance policy marked to show that the premium has been paid in full or accompanied by a separate receipt from the insurance provider indicating that the premium was paid in full, a declaration page confirming that the insurance has been issued, or a certificate of such insurance or copy of the policy itself and (z) is otherwise satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee and mortgagee on behalf of the Secured Parties;

(g) Reserved;

(h) an appraisal of such Mortgaged Property satisfying the requirements of FIRREA; and

(i) such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent may reasonably request to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority Lien on such parcel of Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local Law) subject only to (i) Permitted Liens and (ii) such other Liens as the Administrative Agent may reasonably approve.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 4001(a)(3) of ERISA that is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.

“National Flood Insurance Program” means the program created pursuant to the Flood Laws.

“Net Cash Proceeds” means the aggregate cash and Cash Equivalents proceeds (including insurance proceeds and condemnation awards) received by any Loan Party or any Subsidiary in respect of any Disposition, Involuntary Disposition, or Debt Issuance net of (a) direct third-party costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions payable to third parties unrelated to Loan Parties), (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property that is senior in priority to the Lien of the Administrative Agent and is also required to be discharged in connection with such disposition or issuance and (d) the amount of proceeds so received which are required to be deposited into Franchise Accounts.

“Note” or “Notes” means each Term Note, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party now or hereinafter arising from time to time under this Agreement and any other Loan Document or otherwise with respect to any Loan (including the obligation to pay principal and interest thereon and all fees and other costs and liabilities with respect thereto), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Erroneous Payment Subrogation Rights.

“Obligee” has the meaning specified in Section 10.08.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Sanctions” means the country or list based economic and trade sanctions administered and enforced by OFAC.

“Organization Documents” means, (a) with respect to any corporation, the charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.15).

“Parent Note” means that certain Subordinated Intercompany Note dated as of January 15, 2008 in the original principal amount of $105,182,577.91 made by the Potbelly Sandwich Works in favor of Potbelly, as amended from time to time in accordance with the Intercompany Subordination Agreement.

“Participant” has the meaning specified in Section 12.07(d).

“Participant Register” has the meaning specified in Section 12.07(d).

“Patriot Act” has the meaning specified in Section 5.28.

“Payment Recipient” has the meaning specified in Section 11.18(a).

“PB Reagan” means Potbelly Airport Reagan DCA Joint Venture NC, LLC, an Illinois limited liability company.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee pension plan, other than a Multiemployer Plan, that is subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which Borrower or any ERISA Affiliate may have any liability or has made, or been obligated to make, contributions at any time during the immediately preceding six (6) plan years.

“Permitted Indebtedness” means, at any time, Indebtedness of the Loan Parties and their Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.01.

“Permitted J/V” means any Subsidiary as to which all of the Capital Stock is owned by Potbelly Sandwich Works other than up to 49% thereof owned by joint venture partners of Potbelly Sandwich Works (that are not a Loan Party) for the purpose of opening Restaurants in specific locations where the use of a joint venture is advisable. For the avoidance of doubt, the term Permitted J/V shall include any Subsidiary that has been in existence for less than 18 months for the foregoing purpose but for which such a joint venture has not yet been entered into or with respect to which a Restaurant opening has not yet occurred.

“Permitted Liens” means, at any time, Liens in respect of Property of the Loan Parties and their Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.02.

“Permitted Refranchising Sales” means Dispositions by the Loan Parties of one or more Restaurants to a particular purchaser or a series of related purchaser entities so long as (i) no Default or Event of Default exists prior to or would result from such Disposition, (ii) after giving effect to such Disposition, the Loan Parties are in compliance with the financial covenants set forth in Article 8 on a Pro Forma Basis as of the most recent Fiscal Quarter end for which the Loan Parties have delivered (or are required to deliver) financial statements pursuant to Section 6.01(a) or Section 6.01(b); provided that in the event such Disposition involves aggregate consideration or the fair market value of assets in an amount greater than $3,250,000 (which, for the avoidance of doubt, if more than one Restaurant is the subject of such Disposition, then such calculation shall take into account each of the Restaurants that are the subject of such Disposition), then Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate evidencing such compliance, (iii) such Disposition is for fair market value in an arm’s length transaction with a Person other than an Affiliate of any Loan Party, and such Person or such Person’s Affiliate becomes a Franchisee in respect of such Restaurant(s) that are the subject of such Disposition pursuant to a Franchise Agreement, (iv) the value of any non-cash consideration received by the Loan Parties from such Dispositions shall not exceed $500,000 in the aggregate in any calendar year, (v) no more than forty (40) Restaurants in the aggregate shall constitute Permitted Refranchising Sales in any calendar year, and (vi) no more than one hundred ten (110) Restaurants in the aggregate shall constitute Permitted Refranchising Sales during the term of this Agreement.

“Permitted Revolver Provider” means any Person approved by the Administrative Agent in its reasonable discretion (such approval not to be unreasonably withheld, conditioned or delayed); provided, in no event shall any Loan Party or any of their respective Affiliates be a Permitted Revolver Provider.

“Permitted Revolving Credit Facility” means a senior secured revolving credit facility on customary market terms to be agreed between the Loan Parties and the Permitted Revolver Providers, it being understood that, (i) as conditions precedent to the incurrence of such revolving credit facility, (A) no Event of Default shall exists or would exist immediately after giving effect to such Indebtedness, and (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate evidencing compliance by the Loan Parties with the financial covenants set forth in Article 8 on a Pro Forma Basis after giving effect to the incurrence of such revolving credit facility (excluding any cash proceeds of such Indebtedness for netting purposes in the determination of Consolidated Total Net Leverage Ratio), (ii) such revolving credit facility may be secured by a Lien on the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations, and may be incurred on a customary “first-out” payment priority basis pursuant to an applicable intercreditor agreement by and between any lender or agent with respect to a Permitted Revolving Credit Facility and the Administrative Agent whereby the repayment of the Term Loan may be subordinated, on terms and conditions reasonably acceptable to the Administrative Agent, to the repayment of the obligations under such revolving credit facility during the existence of a payment or bankruptcy “event of default” (or any comparable term) under such revolving credit facility, (iii) such revolving credit facility shall not be secured by any property or assets other than the Collateral, (iv) no Person other than the Loan Parties shall be an obligor under such revolving credit facility, (v) the final maturity date with respect to such revolving credit facility shall be no earlier than two (2) years before the Term Loan Maturity Date, (vi) the aggregate principal Indebtedness and any unfunded commitments permitted to be outstanding in respect of all Permitted Revolving Credit Facilities shall not exceed $5,000,000 at any time, and (vii) the Permitted Revolver Providers with respect to such revolving credit facility shall have entered into a customary intercreditor agreement, among such Permitted Revolver Providers (or the agent thereof) and the Administrative Agent (the “Permitted Revolving Credit Facility Intercreditor Agreement”), which intercreditor agreement shall include customary buyout rights that allow for the Administrative Agent and/or the Lenders to purchase at par all obligations under such revolving credit facility and all other rights of the Permitted Revolver Providers with respect thereto.

“Permitted Revolving Credit Facility Intercreditor Agreement” has the meaning specified in the definition of “Permitted Revolving Credit Facility.”

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by Borrower or any ERISA Affiliate.

“Potbelly” has the meaning set forth in the recitals.

“Potbelly ERF” means Potbelly Employee Relief Fund NFP, an Illinois not-for-profit corporation, which shall be deemed to be an Affiliate of the Loan Parties hereunder.

“Potbelly Franchising” means Potbelly Franchising, LLC, an Illinois limited liability company.

“Potbelly Sandwich Works” means Potbelly Sandwich Works, LLC, an Illinois limited liability company.

“PPP Debt” means the unsecured Indebtedness of Potbelly Sandwich Works to the PPP Lender in an initial principal amount of $10,000,000 incurred pursuant to a loan made by the PPP Lender to Potbelly Sandwich Works under and in accordance with 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act) and which has been fully forgiven in accordance with the CARES act.

“PPP Lender” means Harvest Small Business Finance, LLC.

“Prepayment Fee” means a fee determined as follows: (a) prior to the expiration of the Lockout Period, the sum of (i) 3% of the outstanding principal balance of the Term Loan(s) repaid or accelerated plus (ii) the present value at such time of an amount equal to the interest that would otherwise be payable on the Term Loans principal balance repaid (at a rate equal to Term SOFR for a one-month Interest Period (taking into account the Floor) determined two (2) Business Days before the date of the notice of repayment plus the Applicable Margin) for the period beginning on the date of repayment and ending on the last day of the Lockout Period, in the case of this clause (ii), computed using a discount rate equal to the Federal Funds Rate at such time plus 50 basis points, discounted to the applicable prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months); (b) after the Lockout Period and before the two (2) year anniversary of the Closing Date, 3% of the outstanding principal balance of the Term Loan(s) repaid or accelerated; (c) on or after the two (2) year anniversary of the Closing Date and before the three (3) year anniversary of the Closing Date, 1% of the outstanding principal balance of the Term Loan(s) repaid or accelerated; and (d) on and after the three (3) year anniversary of the Closing Date, 0%. Notwithstanding anything to the contrary herein or in any other Loan Document, the Prepayment Fee shall be payable whether the prepayment event that gives rise to the applicable Prepayment Fee occurs before, during or after an Event of Default has occurred and is continuing or an acceleration of Term Loans.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Bank in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Bank (as determined by the Administrative Agent).

“Proceedings” means any actual or threatened civil, equitable or criminal proceeding litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any of the events as described below that occur subsequent to the commencement of a period for which the effect of such event is being calculated (but not after the date of the end of the applicable measurement period), and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such event as if such event occurred on the first day of the four (4) consecutive Fiscal Quarter period ended on or before the occurrence of such event (the “Reference Period”): (a) in making any determination of Consolidated EBITDA or any component thereof, effect shall be given to any Specified Transaction that occurred during the applicable Reference Period; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (w) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) issued, incurred, assumed or repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or repaid at the beginning of such period, (x) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (w), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, (y) with respect to any Investment, income statement items attributable to the Person or Property acquired shall be included to the extent relating to the Reference Period to the extent (A) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (B) such items are not otherwise included in such income statement items for the Loan Parties and their respective Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (z) with respect to any Restaurant subject to a Permitted Refranchising Sale, (i) the Consolidated EBITDA or any component thereof attributable to such Restaurant shall be excluded for any purposes hereunder and (ii) the royalty fees attributable to the Restaurant under the Franchise Agreement entered into for such Restaurant shall be included to the extent relating to the Reference Period to the extent (A) such royalty fees are supported by financial statements, the Franchise Agreement or other information reasonably satisfactory to the Administrative Agent, (B) such royalty fees are not otherwise included in the income statement items for the Loan Parties and their respective Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, and (C) such royalty fees shall be determined net of all expenses and other amounts payable by such Loan Parties and their respective Subsidiaries under such Franchise Agreement, including all expenses for any improvements or other changes to such Restaurant that such Loan Parties or their respective Subsidiaries must undertake or reimburse; and (c) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA or any component thereof attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter end for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Forma Financial Statements” has the meaning specified in Section 4.01(q).

“Properly Contested” means, with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings; (c) to the extent required by GAAP, appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to result in a Material Adverse Effect nor the final resolution thereof result in any forfeiture or loss of assets that could reasonably be expected to result in a Material Adverse Effect, and (e) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock.

“Pro Rata Share” means, with respect to any Lender at any time, with respect to the Term Loan Commitments at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loan Commitment of such Lender at such time and the denominator of which is the amount of the Term Loan Commitments at such time, provided that if the commitments of each Lender to make Term Loans have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of the aggregate outstanding principal amount of such Lender’s Term Loans. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity” means any Capital Stock that is not a Disqualified Capital Stock.

“Rating Agencies” has the meaning specified in Section 12.08(b).

“Real Property” means the real estate listed on Schedule 5.20(a), and any other real estate owned or leased after the Closing Date.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning specified in Section 12.07(c).

“Registrar” has the meaning specified in Section 12.07(c).

“Regulation U” and “Regulation X” mean, respectively, Regulations U and X of the Board of Governors of the Federal Reserve System or any successor.

“Relationship Laws” means all franchise termination, nonrenewal, unfair practices, and/or relationship laws, including those laws’ requirements with respect to the proper notice of default, time to cure, and the actual termination of any franchisee or business opportunity operator.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Representatives” has the meaning specified in Section 12.08(b).

“Request for Credit Extension” means a Loan Notice.

“Required Lenders” means (a) at any time there are two or fewer non-Defaulting Lenders (treating Lenders that are Affiliates of one another as a single Lender), Lenders holding in the aggregate one hundred percent (100%) of the Term Loan Commitments (or if the Term Loan Commitments have been terminated, the aggregate outstanding principal amount of the Term Loans) or (b) at any other time, Lenders holding in the aggregate more than fifty percent (50%) of the Term Loan Commitments (or if the Term Loan Commitments have been terminated, the aggregate outstanding principal amount of the Term Loans); provided, however, as to the threshold requirements disclosed above in clause (b), the relevant Required Lenders threshold requirements may not be satisfied solely by a Lender and other Lenders which are Affiliates of such Lender, if at such time there is another Lender which is not an Affiliate of such Lender. The Term Loan Commitments (or if the Term Loan Commitments have been terminated, the aggregate outstanding principal amount of the Term Loans) held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, including any minimum head-count.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, general counsel, controller, treasurer, senior vice president, vice president or other authorized person having substantially the same authority and responsibility of a Loan Party. Any document delivered hereunder that is executed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restaurant” means a particular restaurant owned and operated by a Loan Party (other than Borrower) or a Permitted J/V at a particular location that either (x) exists as of the Closing Date, (y) is owned or leased by such Loan Party or Permitted J/V, branded as a “Potbelly Sandwich Works”, and substantially consistent in design and operation with the restaurants owned and operated by Potbelly Sandwich Works and branded as a “Potbelly Sandwich Works” or (z) is a restaurant concept owned permitted in accordance with Section 7.07; provided that the aggregate amount of Investments in Restaurants permitted in accordance with this subclause (z) shall not exceed $5,000,000 at any time outstanding.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any such Capital Stock and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of any such Capital Stock.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Sagard” means Sagard Holdings Manager LP.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by the U.S. Department of State, OFAC, or other relevant sanctions authority.

“Sanctioned Person” means a Person named on the OFAC-maintained list of “Specially Designated Nationals” (as defined by OFAC) or a Person otherwise subject to or the target of any Sanctions.

“Sanctions” means the country or list based economic and trade sanctions administered and enforced by OFAC, the U.S. Department of State or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent and the Lenders.

“Securities Account Control Agreement” means an agreement, among a Loan Party, a securities intermediary, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of any Person.

“Security Agreement” means the Security and Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties which is a party thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets or properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of Potbelly and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of Potbelly and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets or properties of Potbelly and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities of Potbelly and its Subsidiaries on their debts as they become absolute and matured, (c) Potbelly and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature and (d) Potbelly and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Potbelly and its Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital. For purposes of the representations set forth in this Section 5.22, the amount of contingent liabilities shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date such representation is made or deemed to be made, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the, criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

“Specified Debt Incurrence” has the meaning assigned to such term in Section 8.01(e).

“Specified Equity Contribution” has the meaning assigned to such term in Section 8.01(e).

“Specified Transaction” means, with respect to any period, any (a) acquisition, Investment, sale, transfer or other disposition of assets or property (other than any such sale or other disposition in the ordinary course of business, but in any event, including any disposition of a Restaurant and any Permitted Refranchising Sale), (b) any merger or consolidation, or any similar transaction, (c) any incurrence, issuance or repayment of Indebtedness, (d) any Restricted Payment, or (e) any other event, in each case with respect to which the terms of the Loan Documents permitting such transaction require “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or to be given “Pro Forma Effect”.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties. For purposes of this Agreement and each other Loan Document, Potbelly ERF shall not be deemed to be, or treated as, a Subsidiary of a Loan Party so long as it is exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code.

“Survey” means a survey reasonably satisfactory to the Administrative Agent and in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2021 with all items from Table A thereof completed, except for Nos. 5 and 12.

“Synthetic Lease Obligations” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), and the amount of such obligations shall be the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Lender” means, as of any date of determination, any Lender holding a Term Loan Commitment or any portion of the then-outstanding Term Loan.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Commitment” means, as to each Lender or its obligations to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(a) and the other terms and conditions of this Agreement, in the principal amount set forth opposite such Lenders name on Schedule 2.01, as such amounts may be adjusted from time to time, in accordance with this Agreement. After advancing the Term Loan, each reference to a Lender’s Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the Term Loan. The initial aggregate amount of the Term Loan Commitments is $25,000,000.

“Term Loan Maturity Date” means February 7, 2028.

“Term Note” has the meaning specified in Section 2.11.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the rate determined by the Administrative Agent to be the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and obtained by the Administrative Agent through the Bloomberg Data License service or a comparable service acceptable to the Administrative Agent; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the rate determined by the Administrative Agent to be the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator and obtained by the Administrative Agent through the Bloomberg Data License service or a comparable service acceptable to the Administrative Agent; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, in no event shall Term SOFR equal less than the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan (other Base Rate Loans bearing interest at a rate based on Term SOFR) which accrues interest solely by reference to Term SOFR plus the Applicable Margin, in accordance with the terms of this Agreement.

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Termination Date” means the date that (a) all Obligations have been paid in full in cash and (b) no commitments or other obligations of any Lender to provide funds to the Borrower remain outstanding (other than contingent obligations, indemnified obligations or other obligations not then due and payable).

“Title Insurance Company” means a title insurance company reasonably satisfactory to the Administrative Agent.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means all non-restricted cash and Cash Equivalents of Potbelly and its Subsidiaries in deposit or securities accounts in which the Administrative Agent has “control” pursuant to and within the meaning of Section 9-104 and/or 9-106 of the UCC pursuant to the terms and conditions set forth in the Security Agreement or any other Collateral Document.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by a Loan Party directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by such a Loan Party.

“Withholding Agent” means any Loan Party.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed (x) to include all exhibits, schedules, annexes and appendices thereto and (y) as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person or entity hereunder shall be and include such Person’s or entity’s successors and assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms

(a)

Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Pre-Closing Financial Statements.

(b)

Together with each Compliance Certificate, the Borrower will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in Article 8 contained in such Compliance Certificate. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and any of the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)	Notwithstanding the above, all calculations of the financial covenants in Article 8 (including for purposes of determining compliance with such financial covenants) shall be made on a Pro Forma Basis.

(d)

All financial statements delivered hereunder shall be prepared without giving effect to any election under Statement of Financial Accounting Standards Accounting Standards Codification No. 825 – Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification) (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(e)

Notwithstanding anything to the contrary contained in this Agreement or in the definition of “Capital Lease Obligations”, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered to be a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time. Notwithstanding anything to the contrary contained herein, no Loan Party or Subsidiary shall be party to or otherwise consummate a Division without the prior written consent of the Administrative Agent.

1.07 Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation, administration, submission, or calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.08 Public Filings. Documents required to be delivered pursuant to Section 1.03(b), 6.01(a), (b), (c) and (d) and Section 6.02(e) hereof shall be deemed to be delivered electronically on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (if applicable); provided that the Borrower shall use commercially reasonable efforts to notify (which such notification may be by fax or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to fund its Pro Rata Share of a term loan to the Borrower (the “Term Loan”) on the Closing Date in an aggregate amount equal to such Term Loan Lender’s Term Loan Commitment, provided, that after giving effect to any Borrowing under the Term Loan, the outstanding amount of the Term Loan shall not exceed the total Term Loan Commitments. Amounts repaid or prepaid on the Term Loan may not be re-borrowed. The Term Loan may consist of Base Rate Loans or Term SOFR Loans, as further provided herein. Upon making the Term Loan, each Term Loan Lender’s Term Loan Commitment shall terminate and be reduced to zero.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) The initial Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice (and if in writing, in the form of the Loan Notice) to the Administrative Agent, which may be delivered by telephone or e-mail request (or such other means as may be agreed upon by the Administrative Agent in its sole discretion). Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three (3) U.S. Government Securities Business Days prior to the requested date of the Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) three (3) Business Day prior to the requested date of the Borrowing of Base Rate Loans (or any conversion to Base Rate Loans). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and executed by a Responsible Officer of the Borrower. Each conversion to or continuation of any Term SOFR Loans or each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice pursuant to this Section 2.02(a) (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower as required by Section 2.02(a) with respect to any continuation of a Term SOFR Loan, the Administrative Agent shall notify each Lender of the details of any automatic conversion of such Term SOFR Loan to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than

1:00 p.m. on the Business Day specified in the applicable Loan Notice without setoff, defense, counterclaim or claims in recoupment. Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of the Interest Period for such Term SOFR Loan. During the existence of a Default or an Event of Default, no Loans may be converted to or continued as Term SOFR Loans without the consent of the Administrative Agent or Required Lenders, and the Administrative Agent or Required Lenders may demand that any or all of the then outstanding Term SOFR Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to outstanding Loans.

2.03 Reserved.

2.04 Reserved.

2.05 Prepayments.

(a) Voluntary Prepayments of Loans.

(i) Term Loans. The Borrower shall not be entitled to voluntarily prepay the Term Loans; provided, however, subject to the limitations set forth in this Section 2.05(a), the Borrower may at any time or from time to time, voluntarily prepay the Term Loans in whole or in part subject to the satisfaction of each of the following conditions: (i) the Borrower shall have provided written notice to the Administrative Agent, and such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three (3) U.S. Government Securities Business Days prior to any date of prepayment of Term SOFR Loans, and (B) one (1) Business Day prior to the date of prepayment of Base Rate Loans; (ii) any such prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (iii) the Borrower pays the amount of the applicable Prepayment Fee (if any) on the date of such prepayment. Each such notice shall specify the date and amount of such prepayment, the amount of the Prepayment Fee (if any) and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment and Prepayment Fee (if any). If such notice is delivered by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice and the Prepayment Fee (if any) shall be due and payable on the date specified therein, unless such notice is made in connection with the prepayment in full of all Loans and the termination of all commitments under this Agreement or otherwise contingent on the satisfaction of any applicable condition which is not satisfied as of such noticed date of prepayment, in which case no prepayment shall be required hereunder if the condition to such commitment termination is not satisfied as contemplated by Section 2.06. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Notwithstanding the foregoing, the Borrower may not voluntarily prepay any Loans that are Term SOFR Loans unless such Loans are prepaid at the end of the applicable Interest Period or unless the Borrower pays all costs associated with such prepayment as provided in Section 3.05.

(ii) Application of Voluntary Prepayments of Term Loans. Any voluntary prepayment of the Term Loans shall be applied ratably to the remaining principal amortization payments thereof (including the installment due on the Term Loan Maturity Date). Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory Prepayments of Loans.

(i) Permitted Refranchising Sales. The Borrower shall prepay the Term Loan in an aggregate amount equal to 100% of the Net Cash Proceeds of any Permitted Refranchising Sale (each such prepayment to be applied as set forth in clause (vii) below); provided, this clause (i) shall not apply to the first $5,000,000 of Net Cash Proceeds from Permitted Refranchising Sales received by the Borrower or any Loan Party in any calendar year.

(ii) Dispositions and Involuntary Dispositions. Except to the extent such Disposition or Involuntary Disposition constitutes a Permitted Refranchising Sale or a Disposition described in clause (a), (b), (c) or (f) of Section 7.05, Borrower shall prepay the Term Loan in an aggregate amount equal to 100% of the Net Cash Proceeds of any Disposition or Involuntary Disposition (each such prepayment to be applied as set forth in clause (vii) below). Notwithstanding the foregoing, if at the time of the receipt of such Net Cash Proceeds, no Default or Event of Default has occurred and is continuing and Borrower delivers to the Administrative Agent a certificate, executed by a Responsible Officer of Borrower, that it intends within 270 days after receipt thereof to reinvest such Net Cash Proceeds in assets used or useful in the business of Borrower and its Subsidiaries (other than Cash Equivalents or other current assets) including to make Capital Expenditures, Borrower may reinvest such Net Cash Proceeds as described in such certificate, provided that, (A) such Net Cash Proceeds shall be held in a Controlled Account until such time as such Net Cash Proceeds are used for such reinvestment or required to be applied to the Obligations, as the case may be and (B) any such Net Cash Proceeds not so reinvested or committed to be reinvested pursuant to a binding agreement on or before the earliest of the following dates shall promptly (but in any event within two (2) Business Days after such date) be applied as a prepayment in accordance with clause (vii) below: (1) the date that is 270 days (or 360 days, if committed to such use pursuant to a binding agreement that was entered into on or before the 270th day after receipt of such proceeds) after receipt thereof, (2) the date that is five (5) Business Days after the date on which Borrower shall have notified the Administrative Agent of Borrower’s determination not to reinvest such Net Cash Proceeds, (3) the date on which an Event of Default set forth in Section 9.01(a), (f) or (g) occurs, and (4) the date that is two (2) Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default.

(iii) Reserved.

(iv) Debt Issuances. Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Term Loans in an aggregate amount equal to one hundred percent (100%) of all such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vii) below).

(v) Excess Cash Flow. With respect to each ECF Period, on the date that is fifteen (15) days after the date on which the annual financial statements are required to be delivered pursuant to Section 6.01(a) for each Fiscal Year (commencing with the Fiscal Year ending 2023), the Borrower shall prepay the Term Loans in an aggregate amount equal to (x) fifty percent (50%) (and if the Consolidated Total Net Leverage Ratio was less than 1.00 to 1.00 as of the end of such Fiscal Year as reflected in and properly calculated by the Compliance Certificate for such Fiscal

Year, reducing to twenty-five percent (25%)) of Excess Cash Flow for such ECF Period, minus (y) the aggregate amount of any Term Loans prepaid pursuant to Section 2.05(a) to the extent paid during such ECF Period, and, at the option of the Borrower, during the period commencing with the first day of the immediately succeeding Fiscal Year and ending on the Business Day immediately preceding the applicable Excess Cash Flow prepayment due date determined in accordance with this sentence; provided that any such prepayments credited to a prior ECF Period shall not reduce the applicable Excess Cash Flow prepayment, if any, required for the ECF Period in which such prepayments were made. Simultaneously with the delivery by the Loan Parties of the financial statements required to be delivered pursuant to Section 6.01(a) for each Fiscal Year (commencing with the Fiscal Year ending December 31, 2023), the Loan Parties shall deliver to the Administrative Agent a calculation of the Excess Cash Flow for such ECF Period. Each prepayment with respect to Excess Cash Flow shall be accompanied by a certificate executed by a Responsible Officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, and such prepayment shall be applied as set forth in clause (vii) below.

(vi) Reserved.

(vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied to the Term Loans (applied pro rata to the remaining principal amortization payments of the Term Loan, including the payment due on the Term Loan Maturity Date).

(c) Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(c) shall be subject to Section 3.05, and shall require, on the date of such prepayment, payment in full by Borrower of any applicable Prepayment Fee, but otherwise shall be without premium, and shall be accompanied by a payment of all interest accrued on the principal amount prepaid through the date of prepayment. It is understood and agreed that no Prepayment Fee shall be payable in respect of any mandatory prepayment made under Sections 2.05(b)(i) or 2.05(b)(v).

(d) Prepayment Fee.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, the Prepayment Fee shall be payable whether the prepayment event that gives rise to the applicable Prepayment Fee occurs before, during or after (A) an Event of Default that has occurred and is continuing, (B) an acceleration of the Term Loan for any reason, including because of default, sale, insolvency, disposition or encumbrance (including by operation of law or otherwise) or (C) the commencement of any bankruptcy or insolvency proceeding under any Debtor Relief Laws, as though such Indebtedness were voluntarily prepaid as of the date of such prepayment event. Upon any acceleration of the Term Loan prior to the third (3rd) anniversary of the Closing Date whether occurring by operation of law or otherwise, the Prepayment Fee in effect at the time of acceleration shall automatically become due and payable with respect to the principal amount of the Term Loan so accelerated.

(ii) The Prepayment Fee, if any, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Fee payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Fee, if any, shall also be payable in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT FEE IN

CONNECTION WITH ANY ACCELERATION OF THE LOANS. The Borrower expressly acknowledges: (A) the Prepayment Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Fee shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Fee; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(d). The Borrower expressly acknowledges that its agreement to pay the Prepayment Fee to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans.

2.06 Reserved.

2.07 Repayment of Loans.

The Borrower shall pay the outstanding principal amount of the Term Loan in consecutive quarterly installments equal to 1.25% of the initial aggregate principal amount of the Term Loans, on the last Business Day of each fiscal quarter commencing with the fiscal quarter ending on March 26, 2023. If not previously paid, the Borrower shall pay all outstanding principal amounts of the Term Loan on the Term Loan Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) Term SOFR for such Interest Period plus (B) the Applicable Margin; and (ii) each Base Rate Loan bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the (A) Base Rate plus (B) the Applicable Margin.

(b) After the occurrence and during the continuation of an Event of Default, at the election of the Administrative Agent or the Required Lenders (unless an Event of Default exists pursuant to Section 9.01(a), Section 9.01(f) or Section 9.01(g), in which event such an election shall be deemed to have automatically occurred without any further action of the Administrative Agent or the Required Lenders), the Borrower shall pay interest on the principal amount of all outstanding Loans and any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder or under any other Loan Document at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws, commencing upon the occurrence of such Event of Default, notwithstanding when such election is made.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law whether or not allowed in such proceeding.

2.09 Fees.

The Borrower shall pay the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed, except that interest computed by reference to clause (b) of the definition of Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

2.11 Evidence of Debt.

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender with respect to this Agreement shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon with respect to this Agreement and the other Loan Documents. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be substantially in the form of Exhibit B (a “Term Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto, but any failure to do so shall not limit or otherwise affect the Borrower’s Obligations hereunder.

2.12 Payments Generally.

(a) All payments to be made by the Borrower of principal, interest, fees and other Obligations shall be absolute and unconditional and shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or rescission. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof, in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to (i) for the first three (3) days, the Federal Funds Rate and (ii) thereafter, the Base Rate plus the Applicable Margin in respect of Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

2.13 Sharing of Payments. If, other than as provided elsewhere in this Agreement, in the Fee Letter, in any Assignment and Assumption permitted hereunder or in any participation agreement with a Participant permitted hereunder, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them, provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Handling of Proceeds of Collateral; Cash Dominion.

(a) Reserved.

(b) Transfer of Funds. During a Cash Control Period, the Administrative Agent shall have the right, at the Administrative Agent’s election in its sole discretion, to require that funds remaining on deposit in any Controlled Account be transferred to the Administrative Agent’s Bank Account on each Business Day. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(c) New Bank Accounts. Borrower agrees that no proceeds of Collateral will be delivered or deposited to any bank account unless prior to such delivery or deposit, or concurrently therewith (unless such account constitutes an Excluded Account), the relevant Loan Party enters into a Deposit Account Control Agreement with respect to such bank account; provided, that, such Loan Party shall not be required to enter into such Deposit Account Control Agreement until such time as is required pursuant to Section 6.12, 6.14 or 6.18, as applicable (or such longer period as may be approved in writing by the Administrative Agent at its sole option). Upon compliance with the terms set forth above, such bank account shall constitute a Controlled Account for purposes of this Agreement. Notwithstanding anything to the contrary in this Section 2.14, the Loan Parties may maintain one or more accounts constituting Excluded Accounts, provided that if such account ceases to be an Excluded Account, the applicable Loan Party shall cause such account to be a Controlled Account promptly after such event, and pending such account becoming a Controlled Account at any time during the continuance of an Event of Default, at the request of the Administrative Agent, such Loan Party shall cause the daily transfer of funds in such account into another Controlled Account.

(d) Reserved.

(e) Reserved.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable Withholding Agent and the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent or the Administrative Agent, then the applicable Withholding Agent or Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal

Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) the Administrative Agent and any successor thereto shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon request of the Borrower) (i) if the Administrative Agent (or such successor to the Agent) is a U.S. Person, two duly executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, or (ii) if the Administrative Agent (or such successor to the Administrative Agent) is not a U.S. Person, (A) two duly executed copies of IRS Form W-8ECI (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for its own account, and (B) IRS Form W-8IMY (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person and thus act as the withholding agent with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine to charge interest rates based upon, SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent shall be so determined without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent shall be so determined without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate,” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05. Each Lender agrees to use reasonable efforts consistent with legal and regulatory requirements to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or cost any additional amount.

3.03 Inability to Determine Rate.(a) Subject to Section 3.07, if, on or prior to the first day of any Interest Period for any Term SOFR Loan (a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or (b) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon such notice, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. Subject to Section 3.07, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Change in Law shall (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to SOFR funding, special deposit, compulsory loan, insurance charge, liquidity requirement or other similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Recipient, (ii) subject any Recipient to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Recipient in respect thereof (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on any Recipient any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Recipient, or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Recipient, the Borrower will pay to such Recipient, such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b) Without duplication of amounts payable in paragraph (a) above, if any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of its right to demand such compensation.

3.05 Funding Losses. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.06(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay the Administrative Agent, Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 12.15.

3.07 Benchmark Replacement Setting; Conforming Changes.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Conforming Changes. In connection with the use or administration of Term SOFR, or the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to

Section 3.07(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.07.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

The following terms shall have the following meanings:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.07(d).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.07(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.07 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.07.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” “Business Day,” “U.S. Government Securities Business Day,” or “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.08 Survival. All of the Borrower’s obligations under this Article 3 shall survive the Termination Date.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.(a)    The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, except as provided under Section 6.18:

(b) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the Security Agreement, the Fee Letter, the other Loan Documents to be executed as of the Closing Date and the agreements and the other documents executed in connection herewith and therewith and the Notes (if requested), each properly executed by a Responsible Officer of the signing Loan Party and each other Person a party thereto.

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof (A) executing any agreement, certificate or other document required to be delivered hereby or (B) authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d) Filings, Registrations and Recordings. Receipt by the Administrative Agent of each document (including any UCC financing statements) required by the Collateral Documents or under Law or reasonably requested by the Administrative Agent and an intellectual property security agreement as to all intellectual property rights of a Loan Party registered with the United States Patent and Trademark Office or the United States Copyright Office to be filed, registered or recorded in order to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), which shall be in proper form for filing, registration or recordation.

(e) Pledged Stock; Stock Powers; Pledged Notes. Receipt by the Administrative Agent of (i) any certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock (or analogous) power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(f) Opinions of Counsel. Receipt by the Administrative Agent of a legal opinion of Greenberg Traurig, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(g) Evidence of Insurance. Receipt by the Administrative Agent of customary insurance certificates evidencing insurance coverages and, subject to Section 6.18, appropriate endorsements in favor of the Administrative Agent with respect thereto.

(h) Lien Searches. Receipt by the Administrative Agent of UCC and other Lien searches considered necessary by the Administrative Agent and other evidence as requested by the Administrative Agent that no Liens exist other than Permitted Liens.

(i) Repayment of Existing Indebtedness. Receipt by the Administrative Agent of evidence that the loans and other obligations under (i) that certain Second Amended and Restated Credit Agreement, dated as of August 7, 2019, among Potbelly Sandwich Works, the other Loan Parties party thereto and JPMorgan Chase Bank, N.A., as the administrative agent and (ii) any other agreements with respect to any Indebtedness not constituting Permitted Indebtedness hereunder have each been repaid or will be repaid with the initial Loans made hereunder on the Closing Date and the commitments thereunder have been terminated, and the Administrative Agent shall have received a customary payoff letters, as applicable, in form and substance reasonably satisfactory to it relating to the termination of all mortgages, financing statements, and liens associated therewith.

(j) Reserved.

(k) Reserved.

(l) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date under this Agreement and the Fee Letter.

(m) Attorney Costs. The Loan Parties shall have paid all reasonable and documented Attorney Costs of the Administrative Agent.

(n) Reserved.

(o) Reserved.

(p) Reserved.

(q) Financial Statements; Projections. Receipt by the Administrative Agent of:

(i) an unaudited pro forma consolidated balance sheet of Potbelly and its Subsidiaries as of December 25, 2022, prepared after giving effect to the transactions contemplated hereby as if such transactions had occurred as of such date (the “Pro Forma Financial Statements”):

(ii) the Audited Pre-Closing Financial Statements;

(iii) the Interim Pre-Closing Financial Statements; and

(iv) satisfactory projections through the last fiscal quarter of 2028.

(r) Reserved.

(s) No Material Adverse Change. There shall not have occurred since December 26, 2021, any developments or events which individually or in the aggregate with other such circumstances has had or could reasonably be expected to have a Material Adverse Effect with respect to the Loan Parties and their respective Subsidiaries, taken as a whole, or any of their respective assets.

(t) Closing Certificate. Receipt by the Administrative Agent of a certificate executed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(s) and (y)-(aa) and that the representations and warranties contained in Article 5 are true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) as of such earlier date.

(u) Reserved.

(v) Patriot Act. Receipt by the Administrative Agent and Lenders of all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Administrative Agent and the Lenders.

(w) Beneficial Ownership Certification. Receipt by the Administrative Agent and Lenders, at least five (5) days prior to the Closing Date, a Beneficial Ownership Certification in relation to Borrower to the extent it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(x) Solvency. Receipt by the Administrative Agent of a Solvency Certificate from the chief financial officer of Borrower, substantially in the form of Exhibit E hereto.

(y) Minimum Liquidity. Receipt by the Administrative Agent of a certificate of the Borrower’s chief financial officer, in form, substance and detail satisfactory to the Administrative Agent demonstrating that the Consolidated Group, on a consolidated basis, have at least $10,000,000 in Liquidity after to giving effect to the Credit Extension on the Closing Date.

(z) Representations and Warranties. The representations and warranties of each Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) as of such earlier date.

(aa) No Default. No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(bb) Request for Credit Extension. The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

4.02 Satisfaction of Conditions(a) . In determining the satisfaction of the conditions specified in this Article 4, to the extent any item is required to be satisfactory to (a) any individual Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing (with reasonable detail relating to why such Lender views a condition as not having been satisfied) prior to the Closing Date that the respective item or matter does not meet its satisfaction or (b) the Required Lenders, such item shall be deemed satisfactory to the Required Lenders unless the Required Lenders have notified the Administrative Agent in writing (with reasonable detail relating to why the Required Lenders view a condition as not having been satisfied) prior to the Closing Date that the respective item or matter does not meet their satisfaction, in each case, regardless of whether the Administrative Agent has knowledge that such condition is satisfied. Further, the execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement (or if applicable, an Assignment and Assumption) shall be deemed confirmation by such Lender that (a) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement (or become a Lender hereunder) was made by such Lender independently and without reliance on Agent or any other Lender and (b) all documents made available to such Lender were acceptable to such Lender.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders that, both immediately before and after giving effect to any Credit Extension:

5.01 Existence, Qualification and Power. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and in good standing under the Laws of each jurisdiction where its operation of properties or the conduct of its business requires such qualification, except, in the case of clause (b)(i) and this clause (c), to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any indenture, agreement or other instrument to which any Loan Party is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or the Property of any Loan Party is subject; or (c) violate any Law (including Regulation U or Regulation X issued by the FRB).

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04 Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Pre-Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Interim Pre-Closing Financial Statements and the Pro Forma Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) From the date of the Audited Pre-Closing Financial Statements and the Interim Pre-Closing Financial Statements to and including the Closing Date, there has been no Disposition by the Loan Parties and their Subsidiaries, or any Involuntary Disposition, of any material part of the business or Property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Sections 6.01(a), 6.01(b) and 6.01(d) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 6.01(a), 6.01(b) and 6.01(d)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the Loan Parties and their Subsidiaries as of the dates thereof and for the periods covered thereby.

(e) Since December 26, 2021, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no Proceedings pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

(a) Reserved.

(b) No Default or Event of Default has occurred and is continuing.

5.08 Ownership of Property; Liens. Each of the Loan Parties and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business. No Property of the Loan Parties and their Subsidiaries is subject to any Liens, other than Permitted Liens.

5.09 Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation by any Loan Party or any Subsidiary of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could reasonably be expected to give rise to liability for any Loan Party under any applicable Environmental Laws.

(b) None of the Facilities contains or, to the knowledge of any Responsible Officer of any Loan Party, has previously contained any Hazardous Materials for which any Loan Party is responsible or is alleged by a third-party to be responsible, in whole or in part, at, on or under the Facilities in amounts or concentrations that (i) constitute a violation of Environmental Law, or (ii) could give rise to liability for any Loan Party or any Subsidiary under Environmental Laws.

(c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or, to the knowledge of the Responsible Officers of the Loan Parties, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities for which any Loan Party or any Subsidiary is responsible or the Businesses.

(f) There has been no release by any Loan Party or any Subsidiary of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability for any Loan Party or any Subsidiary under Environmental Laws.

5.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies (none of which are Affiliates of the Loan Parties), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties complies with the requirements of Section 6.07 and the insurance coverage in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10.

5.11 Taxes. The Loan Parties and their respective Subsidiaries have filed all federal, state, foreign and other tax returns and reports required to be filed, and have paid all federal, state, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being Properly Contested or (ii) failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Plan and each Loan Party is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, and the regulations and published interpretations thereunder, and other federal or state Laws, (ii) each Pension Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has a currently effective favorable determination letter (or in the case of a volume submitter or prototype plan is the subject of a currently effective favorable opinion letter) from the IRS (and each Pension Plan has been timely amended to reflect changes in the applicable qualification requirements under Section 401(a) of the Internal Revenue Code and any applicable IRS guidance issued thereunder) and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification, (iii) each Loan Party and each ERISA Affiliate has made all required contributions to each Pension Plan and Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or 430 of the Internal Revenue Code has been made with respect to any Pension Plan, (iv) each Loan Party and each ERISA Affiliate has performed all their obligations under each Pension Plan according to their terms, including filing or furnishing to the IRS, Department of Labor or other Governmental Authority, or to participants or beneficiaries of each Pension Plan, any reports, returns, notices and other documentation required to be filed or furnished.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) there are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability and no Plan providing retiree welfare benefits has any unfunded liability for benefits; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. Set forth on Schedule 5.13 is a complete and accurate list of the name and jurisdiction of organization of each Loan Party and each Subsidiary as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate), together with (a) the number of shares of each class of Capital Stock of any Loan Party outstanding as of the Closing Date and (b) the number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary as of the Closing Date. None of the shares of Capital Stock of any Subsidiary is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto except as noted in such Schedule. The outstanding Capital Stock of each Loan Party and each Subsidiary is validly issued, and, in the case of any Loan Party that is a corporation, fully paid and non-assessable. No Subsidiary of Borrower has outstanding any shares of Disqualified Capital Stock except as noted in such Schedule.

5.14 Margin Regulations; Investment Company Act, Use of Proceeds.

(a) The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowing shall be used for the purpose of purchasing or carrying margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(b) None of the Loan Parties, any Person Controlling any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c) No proceeds of any Borrowing will be used in violation of Section 6.11.

5.15 Disclosure.

(a) No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and at the time made available to the Administrative Agent and the Lenders. Notwithstanding the foregoing, Administrative Agent and Lenders acknowledge that the pro forma financial statements and other economic forecasts and information of a general industry nature delivered by Borrower hereunder are not factual representations and that the actual financial results of the Borrower may differ from the pro forma financial statements and other economic forecasts submitted from time to time.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.16 Compliance with Laws and Agreements. Each of the Loan Parties and each Subsidiary has operated at all times in compliance with the requirements of all Laws and all orders, writs, conditions of participation, contracts, standards, policies, injunctions and governmental approvals applicable to it or its properties and all indentures, agreements and other instruments binding upon it or its property, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing:

(i) neither any Loan Party nor any Subsidiary thereof is in receipt of any written notice of any material violation of any Law, statute, rule, regulation, ordinance, code, judgment, order writ, decree, permit, concession, franchise or other governmental approval applicable to it or any of its property, which notice, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect; and

(ii) neither any Loan party nor any Subsidiary or any Affiliate thereof is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

5.17 Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are material to and necessary for the operation of their respective businesses without conflict with the rights of any other Person. Set forth on Schedule 5.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party as of the Closing Date(or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate). No claim has been asserted or is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate), none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17.

5.18 Broker’s Fees. Neither any Loan Party nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than fees that will have been paid on or prior to the Closing Date.

5.19 Labor Matters. (i) There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date, and (ii) neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years, except as would not otherwise reasonably be expected to have a Material Adverse Effect.

5.20 Business Locations. Set forth on Schedule 5.20(a) is a list of all Real Property located in the United States that is owned or leased by any Loan Party as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder as of the date of the most recently delivered Compliance Certificate). Set forth on Schedule 5.20(b) is a list of all locations where any tangible personal property of any Loan Party (excluding the location of moveable assets, which are moved from location to location in the ordinary course of business and assets in transit, out for repair or in the possession of officers, directors and employees of the Loan Parties and their Subsidiaries in the ordinary course of business) with a value in excess of $650,000 is located as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate). Set forth on Schedule 5.20(c) is the state of organization, chief executive office, taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate).

5.21 Perfection of Security Interests in the Collateral. Once executed and delivered, each of the Collateral Documents creates, as security for the Obligations, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence and taking the other perfection steps required by the applicable Collateral Documents, perfected security interest in and Lien on all of the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, in favor of the Administrative Agent for the benefit of the Lenders, superior to and prior to the rights of all third persons, subject to Permitted Liens, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As of the Closing Date and until required pursuant to Section 6.18 or Section 4.01, no filings or recordings are required in order to perfect the security interests created under any Collateral Document (to the extent intended to be created thereby and required to be perfected under the Loan Documents) except for filing of the UCC financing statements described in Section 4.01(d) or as determined by the Administrative Agent in its sole discretion, and any other filings or recordings required in connection with any such Collateral Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof.

5.22 Solvency. After giving effect to (a) the Loans to be made or extended on the Closing Date, the issuance of the guaranties of the Obligations and the pledge of assets as security therefor by all of the Loan Parties, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Loan Parties, (c) the consummation of the transactions contemplated in the Loan Documents, (d) the payment of any Restricted Payment and (e) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties taken as a whole are Solvent.

5.23 Franchise Matters.

(a) Schedule 5.23(a) attached hereto sets forth a true and complete list of all franchise agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, market development agreements, and reserved area agreements, including any addendum, amendment, extension or renewal thereof (each a “Franchise Agreement” and, collectively, the “Franchise Agreements”) that are effective as of the Closing Date to which the Loan Parties or any of their Affiliates or Subsidiaries is a party or by which the Loan Parties or any of their Affiliates or Subsidiaries or its or their properties is bound (other than any such agreements between a person and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to a person (a “Franchisee”) the right to operate or license others to operate or to develop within a specific geographic area or at a specific location a “Potbelly Sandwich Works” franchised business (each a “Franchised Business”). True, correct, and complete copies of all Franchise Agreements (or documents purporting to contain substantially the content of each such Franchise Agreement) set forth on Schedule 5.23(a) have been made available to the Administrative Agent.

(b) All the Franchise Agreements are in full force and effect and are valid and binding obligations of the Loan Parties and their Subsidiaries and enforceable against the Loan Parties and their Subsidiaries and, to the knowledge of the Borrower, the other parties thereto in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not reasonably be expected to have a Material Adverse Effect, all Franchise Agreements comply in all material respects with applicable Laws. The execution and delivery by the Loan Parties of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Loan Parties or any of their Subsidiaries under (other than any Permitted Lien) or any right of rescission or set-off under, any provision of any Franchise Agreement. Except by operation of Law or as would not reasonably be expected to have a Material Adverse Effect, no Franchise Agreement expressly grants any Franchisee any right of rescission or set-off; and no Franchisee has asserted in writing any such right of rescission or set-off. To the knowledge of the Borrower, there is no material default under any Franchise Agreement by the Loan Parties or any of their Subsidiaries or, to the knowledge of the Borrower, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Loan Parties or any of their Subsidiaries or, to the knowledge of the Borrower, by any other party thereto.

(c) Schedule 5.23(c) sets forth a true and correct list of the United States jurisdictions in which the Loan Parties and their Subsidiaries are currently, registered or authorized to offer and sell franchises (under a Franchise Law) and the jurisdictions in which the Loan Parties or any of their Subsidiaries sold a Franchised Business under a Franchise Law. There are no Franchised Businesses operating in any jurisdiction outside of the United States.

(d) Each franchise disclosure document used in the offer and sale of franchises in the United States by the Loan Parties (“FDD”) has been in material compliance with the Franchise Laws. True, correct, and complete copies of all FDDs used in 2019 and 2021 have been made available to the Administrative Agent.

(e) Reserved.

(f) Reserved.

(g) Schedule 5.23(g) lists each contract pursuant to which the Loan Parties or any of their Subsidiaries or Affiliates receives rebates in excess of $650,000 in any Fiscal Year as a result of transactions between the Franchisees and suppliers selling products or services to the Franchisees. No contract pursuant to which the Loan Parties or their Subsidiaries or Affiliates receives a rebate is prohibited by any Franchise Agreement.

(h) The Loan Parties and their Subsidiaries have not engaged in the offer, sale, or execution of Franchise Agreements in violation of applicable Franchise Laws.

(i) Neither the Loan Parties nor any of their Subsidiaries is subject to any currently effective, injunction, or similar mandate with respect to the offer or sale of Franchise Agreements in any jurisdiction. There are no proceedings pending (or to the knowledge of the Loan Parties, threatened in writing that would reasonably be expected to have a Material Adverse Effect) against the Loan Parties or any of their Subsidiaries alleging failure to comply with any Franchise Laws.

(j) Except for territorial protections granted to Franchisees in their Franchise Agreements, and except as provided by operation of Law, no Franchisee has a protected territory, exclusive territory, right of first refusal, option, or other similar arrangement with respect to a Franchised Business and no person currently holds any right or option to operate, develop, or locate a Franchised Business, or to exclude the Loan Parties, any of their Subsidiaries or Affiliates, or others from operating or licensing a third party to operate a Franchised Business, in any geographic area or at any location.

(k) Except as disclosed in the Loan Parties’ most recently issued FDD, none of the Loan Parties’ Subsidiaries or Affiliates presently offer or sell franchises or business opportunities in any line of business, and no Subsidiary or Affiliate of Loan Parties that has offered or sold franchises or business opportunities in any line of business (other than the Franchised Business) is obligated or liable in any respect under or in connection with such franchises or business opportunities.

(l) Schedule 5.23(l) lists the material contracts that are in effect as of the date hereof with any formal or informal franchisee association, if any, or group of Franchisees representing the Franchisee’s regarding any Franchise Agreement or franchise operational matter.

(m) Schedule 5.23(m) lists the Franchisees, if any, that to the knowledge of the Loan Parties are currently the subject of a bankruptcy or similar proceeding.

(n) Reserved.

(o) Except as would not reasonably be expected to have a Material Adverse Effect, and except as set forth on Schedule 5.23(o), since December 31, 2019, no Loan Party has waived any material right or benefit of any such Person, or any material obligation of any Franchisee, under any Franchise Agreement, including, without limitation, any buy out option, and no waiver of any such rights is currently in effect.

(p) Except as would not reasonably be expected to have a Material Adverse Effect, and except as set forth in Schedule 5.23(p), since December 31, 2019, no Loan Party has waived, altered, or modified any material provision regarding the calculation and payment of royalty fees in any Franchise Agreement, and no waiver regarding the calculation and payment of royalty fees is currently in effect.

(q) Except as set forth on Schedule 5.23(q), no Loan Party is (i) a guarantor or party to an agreement pursuant to which any of the Loan Parties is directly or contingently liable (as a co-signor or otherwise) for any obligations of any Franchisee, subject to general vicarious liability and related principles, (ii) a lessor or sublessor of any real or personal property to any Franchisee, or (iii) a party to any financing arrangement with any Franchisee, including, but not limited to, any promissory note, guaranty or security agreement.

(r) Except as set forth on Schedule 5.23(r), there are no area representatives, development agents, regional directors or other Persons that provide support services to Franchisees on behalf of the Loan Parties pursuant to a written agreement with the Loan Parties, other than employees of the Loan Parties. Except for the Loan Parties or any employees of or consultants engaged by the Loan Parties, no Loan Party has used “franchise sellers,” as such term is defined in the FTC Franchise Rules in connection with the offer or sale of Franchises.

(s) Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party has exercised control over any Franchisee’s relationship with its employees, including hiring, firing, disciplining, compensation, benefits, supervision, and scheduling.

(t) None of the Franchise Agreements require any of the Loan Parties to notify any Franchisee of the transactions contemplated by this Agreement and no Franchise Agreement requires the Franchisee thereunder to consent to, or approve of, or prohibits, the transactions contemplated by this Agreement.

5.24 Reserved.

5.25 Accounts. Schedule 5.25 sets forth a complete and accurate list as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate) of all deposit accounts and all securities accounts maintained by each Loan Party, together with a description thereof and such Schedule correctly identifies the name and address of each depository or broker dealer where the account is maintained, the name in which the account is held, the purpose of the account, and the account number thereof.

5.26 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

5.27 Reserved.

5.28 Patriot Act. Each Loan Party and its Subsidiaries are in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.29 OFAC. Neither any Loan Party nor any Subsidiary or any Affiliate thereof is in violation of any of the OFAC Sanctions. Neither any Loan Party nor any Subsidiary thereof, nor to the knowledge of such Loan Party or any of its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in a Sanctioned Entity, (c) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (d) is owned or controlled by a Sanctioned Entity or a Sanctioned Person.

5.30 Affected Financial Institutions(a) . None of the Loan Parties is an Affected Financial Institution.

5.31 Flood Zone(a) . No Mortgaged Property is a Flood Hazard Property, unless the Borrower has delivered to the Administrative Agent the applicable Mortgage Supporting Documents.

ARTICLE 6

AFFIRMATIVE COVENANTS

On the Closing Date and at all times thereafter until and including the Termination Date, the Loan Parties shall and shall cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for the benefit of each Lender:

(a) Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year (commencing with Fiscal Year 2022) of the Loan Parties and their Subsidiaries, a consolidated balance sheet of the Loan Parties and their Subsidiaries (for the avoidance of doubt, excluding Potbelly ERF) as at the end of such Fiscal Year, and the related consolidated statements of operations, stockholders’ and members’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and in the case of the consolidated financial statements audited and accompanied by a report and opinion of Deloitte or other independent certified public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for such qualifications required solely as a result of the impending maturity of the Loans); provided that, if Potbelly and its Subsidiaries switch from one independent certified public accounting firm to another, the audit report of and such new accounting firm may contain a qualification or exception as to the scope of such consolidated or financial statements that relates to any fiscal year prior to its retention which, for the avoidance of doubt, shall have been the subject of an audit report of the previous accounting firm meeting the criteria set forth above;

(b) Quarterly Financial Statements. As soon as available, but in any event within sixty (60) days after the end of each Fiscal Quarter (commencing with the first Fiscal Quarter of Fiscal Year 2023) of each Fiscal Year of the Loan Parties and their Subsidiaries, a consolidated balance sheet of the Loan Parties and their Subsidiaries (for the avoidance of doubt, excluding Potbelly ERF) as at the end of such Fiscal Quarter, and the related consolidated statements of operations and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures as of the end of and for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ and members’ equity and cash flows of Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Management Discussion and Analysis. Concurrently with any delivery under clause (a) or (b) of this Section 6.01, a customary management discussion and analysis describing any differences in the reported financial results as between the periods covered and that in the same periods during the immediately preceding Fiscal Year; provided that with respect to the final Fiscal Quarter of any applicable Fiscal Year, no such customary management discussion and analysis shall be required to be delivered prior to the date of delivery of annual financial statements for such Fiscal Year required by clause (a) of this Section 6.01; and

(d) Monthly Reports. As soon as available, but in any event within forty-five (45) days after the end of each fiscal month of the Loan Parties and their Subsidiaries, a consolidated balance sheet of the Loan Parties and their Subsidiaries (for the avoidance of doubt, excluding Potbelly ERF) as at the end of such fiscal month, and the related consolidated statements of operations and cash flows for such fiscal month, setting forth in each case in comparative form the figures as of the end of and for the corresponding fiscal month of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent for the benefit of each Lender, in form and detail satisfactory to the Administrative Agent:

(a) Reserved.

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) a duly completed Compliance Certificate executed by a Responsible Officer of the Borrower, and such Compliance Certificate shall: (i) include such supplements to Schedules 5.13, 5.17, 5.20(a), 5.20(b), 5.20(c), 5.23(a) and 5.25 as are necessary such that, as supplemented, such Schedules would be accurate and complete as of the date of such Compliance Certificate; provided, however, that in the event that any item included in such supplement shall constitute or result in a Default or an Event of Default hereunder, in no event shall the delivery of such supplement constitute a waiver of such Default or Event of Default by the Administrative Agent or any Lender, (ii) specify any information required to be delivered pursuant to the Security Agreement that has not already been identified in a written notice delivered to the Administrative Agent in accordance with the Security Agreement and (iii) either confirm that there has been no material change in the Loan Parties’ insurance coverage since delivery of the immediately prior Compliance Certificate or identify any such change thereto;

(c) Annual Budget. Within thirty (30) days after the end of each Fiscal Year, the annual business plan and budget of the Loan Parties and their respective Subsidiaries containing, among other things, projected financial statements (including a consolidated balance sheet of the Loan Parties and their Subsidiaries and the related statements of operations, shareholders’ and members’ equity and cash flows) for the new Fiscal Year (on a Fiscal Quarter basis) and for each Fiscal Year thereafter (on a Fiscal Year basis) through the Term Loan Maturity Date;

(d) Audit Letters. To the extent not prohibited under applicable policies of the independent accountants (so long as any such prohibition did not arise in contemplation of this clause), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Loan Parties and their Subsidiaries by independent accountants in connection with the accounts or books of the Loan Parties and their Subsidiaries, or any audit of any of them;

(e) Public Company Reporting. Subject to Section 1.08, to the extent that any Loan Party is a public company, promptly after the same are available (and in any event within ten (10) days thereof), copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act or to a holder of any Indebtedness owed by any Loan Party or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) Reserved;

(g) Reserved;

(h) Board Presentation Materials. Potbelly shall deliver to the Administrative Agent any written materials delivered or distributed to directors or managers of Potbelly in connection with the quarterly meetings of the board of Potbelly; provided that no Loan Party shall be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Law or bona fide contract, (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product all as reasonably determined by Potbelly or (iv) as may be related to this Agreement, the Administrative Agent or any Lender hereunder, all as shall be determined by the Borrower in good faith.

(i) Additional Information. Promptly, such additional information regarding the business, operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request (including as required under the Patriot Act); provided that no Loan Party shall be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Law or bona fide contract, (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product all as reasonably determined by Potbelly or (iv) as may be related to board discussions of or internal correspondence or memoranda regarding the status or affairs of or opinions regarding this Agreement, the Administrative Agent or any Lender hereunder (as opposed to information generally on the business, operations, business affairs and financial condition of the Loan Parties), all as shall be reasonably determined by the Borrower in good faith.

6.03 Notices.

(a) Promptly (and in any event within three (3) Business Days of knowledge thereof) notify the Administrative Agent and each Lender in writing of the occurrence of any Default or Event of Default.

(b) Promptly notify the Administrative Agent and each Lender in writing of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly notify the Administrative Agent and each Lender in writing of the occurrence of any ERISA Event that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) Promptly notify the Administrative Agent and each Lender in writing of the occurrence of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(e) Promptly notify the Administrative Agent and each Lender in writing of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

(f) Promptly notify the Administrative Agent and each Lender, in writing, of the threat or institution of, or any material development in, any Proceeding against or affecting any Loan Party (i) in which the amount involved or relief sought is in excess of $3,000,000, (ii) which could reasonably be expected to have a Material Adverse Effect, (iii) which seeks injunctive relief, (iv) which alleges criminal misconduct by any Loan Party, (v) which alleges material violations of any Laws, or (vi) which alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liability in which the amount involved or relief sought is in excess of $3,000,000.

(g) Promptly notify the Administrative Agent and each Lender, in writing, of any loss, damage or destruction to the Collateral in the amount of $3,000,000 or more individually, whether or not covered by insurance.

(h) Reserved.

(i) Immediately notify the Administrative Agent and each Lender, in writing, upon the occurrence of, upon becoming aware of, or upon receipt of notice from a third party of, any Loan Party’s default or an event of default (or any other material notice) under any Permitted Revolving Credit Facility or any other Indebtedness in an aggregate outstanding principal amount of $3,000,000 or more.

(j) Upon the written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused the representations and warranties set forth in Section 5.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Facilities and as to the compliance by any Loan Party or any of its Subsidiaries with Environmental Laws at such Facilities. If the Loan Parties fail to deliver such an environmental report within forty-five (45) days after receipt of such written request then the Administrative Agent may arrange for same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the Facilities to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling provided any environmental consultant performing such sampling maintains insurance reasonably acceptable to Loan Parties). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto.

6.04 Payment of Obligations; Tax Returns.

(a) Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all federal, state, foreign and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless such claims (i) are being Properly Contested or (ii) with respect to which the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Timely file or cause to be timely filed all federal, state, foreign and other tax returns and are required to be filed, except as could not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05.

(b) Preserve, renew and maintain in full force and effect its good standing and qualification to do business under the Laws of the jurisdiction of its organization and in any other jurisdiction where failure to so maintain good standing or qualification would have or would constitute a Material Adverse Effect.

(c) Preserve, renew and maintain in full force and effect the rights, qualifications, licenses, permits, franchises and governmental authorizations material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04; provided, further, that no Loan Party or any of its Subsidiaries shall be required to preserve, renew or maintain in full force and effect any rights, qualifications, licenses, permits, franchises or governmental authorizations if such Loan Party or any such Subsidiary shall in its good faith judgment, determine that the preservation thereof is no longer in the best interests of such Loan Party or such Subsidiary, as the case may be.

(d) Preserve, register and renew whenever applicable all of its material registered patents, copyrights, trademarks, trade names and service marks.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its property owned or used in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Reserved.

(c) Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

6.07 Maintenance of Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers rated not less than A-, Class VII by Best’s, commercial general liability insurance including follow-form umbrella, business interruption insurance and all risk property insurance for full replacement cost, in each case with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Loan Party as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks, and in amounts and otherwise on such terms and conditions as shall be customary for such Persons (including perils of flood (only with respect to fee-owned real estate or, where applicable, personal property located on any leasehold estate), quake and/or wind/hail or named storms, as applicable) and reasonably acceptable to the Administrative Agent. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of each Lender as an additional insured by endorsement thereunder as its interests may appear, (ii) in the case of each property insurance policy, contain a lender’s loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Lenders, as the lender’s loss payee thereunder, and (iii) provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy. The Administrative Agent and Secured Parties have no responsibility for premiums, warranties or representations to underwriters. The Loan Parties or their insurance broker shall provide a certificate of insurance upon each policy renewal or replacement in form and substance reasonably acceptable to the Administrative Agent. In the event the Borrower fails within ten (10) Business Days after the Administrative Agent’s request to provide the Administrative Agent with evidence of the insurance coverage required by this Agreement, the Administrative Agent may purchase insurance at the Borrower’s expense to protect the Administrative Agent’s interests in the Collateral. This insurance may, but need not, protect the Borrower’s interests. The coverage purchased by the Administrative Agent may, but need not, pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. The Borrower may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that the Borrower has obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law, the Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by the Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower is able to obtain on its own. If at any time any Mortgaged Property is a Flood Hazard Property, obtain a flood insurance policy or policies covering such Flood Hazard Property and contents (to the extent the contents constitute Collateral), for the term of the Loan in an amount sufficient to cause compliance with the Flood Laws plus such additional flood coverage as may be reasonably required by Administrative Agent. Such policy or policies shall be in form and substance reasonably acceptable to Administrative Agent and shall otherwise contain such terms as may be reasonably required by Administrative Agent to comply with the Flood Laws. The coverage required hereunder may be obtained from a private insurer (to the extent permitted under the Flood Laws) or from federally-backed flood insurance available under the National Flood Insurance Program; provided that, any such insurance obtained from a private insurer shall (x) conform to the criteria for such insurance identified by the Flood Laws and any other applicable Law, (y) be from an insurer reasonably acceptable to Administrative Agent (and shall not be an Affiliate of Borrower) and (z) include the following disclaimer in its policy or endorsement: “This policy meets the definition of private flood insurance contained in 42 U.S.C. 4012a(b)(7) and the corresponding regulation”.

6.08 Compliance with Laws. Comply, and shall cause each of its Subsidiaries to comply, with the requirements of all Laws applicable to it (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being Properly Contested or where the failure to so comply with such Laws, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.

(b) Reserved.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make extracts therefrom, and to discuss its affairs, operations, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties, at the Borrower’s expense one time per year; provided, that when a Default or an Event of Default exists the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours. A representative of each Lender shall have the right to accompany the Administrative Agent in connection with all such inspections, audits and examinations (at such Lender’s sole cost and expense).

6.11 Use of Proceeds.

(a) Use the proceeds of the Term Loan to (x) refinance certain Indebtedness of the Loan Parties and their Subsidiaries existing as of the Closing Date, (y) to fund working capital and for general corporate purposes (including financing Capital Expenditures in accordance with this Agreement), and (z) pay transaction costs, fees and expenses related to the consummation of the transactions contemplated under this Agreement.

(b) Notwithstanding the foregoing, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law.

6.12 Additional Subsidiaries.

(a) Within thirty (30) days (or such longer period as the Administrative Agent may provide at its sole option) of the acquisition or formation of any Subsidiary, notify the Administrative Agent thereof in writing, together with (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) within thirty (30) days (or such longer period as the Administrative Agent may provide at its sole option) of any subsidiary being formed or acquired or any Excluded Subsidiary ceasing to be an Excluded Subsidiary, cause each such Subsidiary formed or acquired or such Subsidiary ceasing to be an Excluded Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative

Agent a joinder agreement or such other document as the Administrative Agent may reasonably request for such purpose, (B) deliver to the Administrative Agent documents of the types referred to in Sections 4.01(b), (c), (d), (h) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person) and any other documents, instruments, agreements or information reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent in connection therewith, and (C) take any actions and deliver any documents required under Section 6.14.

6.13 ERISA Compliance. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Pension Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code to obtain and maintain such qualification; and (c) make all required contributions to any Pension Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, in each case of (a), (b) and (c), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.14 Pledged Assets.

(a) To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party or cease to be Excluded Subsidiaries, in each case, after the Closing Date), the Loan Parties will promptly (and in any event substantially concurrently with the next delivery of a Compliance Certificate pursuant to Section 6.02 hereof or such earlier date as provided under Section 6.12) execute and deliver to the Administrative Agent supplement and joinder documents as required under the Security Agreement (and all such other documents, to the extent applicable as determined by the Administrative Agent), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent reasonably requests or deems necessary or advisable in order to ensure that each Loan Party (including any Person required to become a Guarantor pursuant to Section 6.12) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral of such Loan Party.

(b) Without limiting the generality of the above, the Loan Parties will cause (a) 100% of the issued and outstanding Capital Stock owned by the Loan Parties of each Domestic Subsidiary (other than an Excluded Subsidiary described in clause (b) of the definition thereof) and (b) 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock owned by the Loan Parties entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party or any Foreign Subsidiary Holdco owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request except to the extent any such Capital Stock shall constitute Excluded Property.

(c) Reserved.

6.15 Covenant with Respect to Environmental Matters. In respect of all environmental matters:

(a) comply in all material respects with the requirements of all Environmental Laws applicable to the Loan Parties or their Property; notify the Administrative Agent promptly in the event of any spill, release or disposal of Hazardous Material on, or hazardous waste pollution or contamination affecting, the Facilities in material violation of applicable Environmental Laws of which a Loan Party has actual knowledge and for which a Loan Party or any Subsidiary is responsible, in whole or in part; and pay when due any fine or assessment against the Facilities; provided that payment of any such fine or assessment assessed pursuant to Environmental Laws and for which a Loan Party or any Subsidiary is responsible, in whole or in part, shall not be required under this Agreement so long as the validity of such fine or assessment shall be Properly Contested; and provided further that, in any event, payment of any such fine or assessment shall be made before any of their Property shall be subjected to a Lien or be seized or sold in satisfaction thereof;

(b) promptly notify the Administrative Agent upon becoming aware of any fact or change in circumstances that cause any of the representations and warranties contained in Section 5.09 to cease to be true in any material respect (without duplication of any materiality qualifier therein) for any time before the Termination Date;

(c) not become involved, and will not knowingly permit any tenant of the Facilities to become involved, in any operations at the Facilities generating, storing, disposing, or handling Hazardous Materials in material violation of applicable Environmental Laws or any other activity that could lead to the imposition on any Lender or the Administrative Agent of any liability under any Environmental Laws, or the imposition on the Loan Parties or the Facilities of any material liability or any lien under any Environmental Laws;

(d) promptly contain or remove any Hazardous Materials found on the Facilities in violation of any applicable Environmental Law for which any Loan Party or any Subsidiary is responsible, in whole or in part; all such containment or removal must be done in compliance with applicable Environmental Laws and at the Borrower’s expense; and

(e) indemnify, protect, defend and hold harmless each Indemnitee from and against any and all liabilities, obligations, losses, damages (including, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which are imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential) now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against any Loan Party, Subsidiary, any Lender, the Administrative Agent, any other Indemnitee or the Facilities for which any Loan Party or any Subsidiary is responsible, in whole or in part, or otherwise in connection with this Agreement. The provisions of this Section 6.15(e) shall continue in effect and shall survive the Termination Date.

6.16 Covenants with Respect to Real Property. With respect to each Mortgaged Property acquired by any Loan Party after the Closing Date, deliver to the Administrative Agent within ninety (90) days after the date such Mortgaged Property was acquired, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) a Mortgage Instrument encumbering the fee interest of any Loan Party in such Mortgaged Property;

(b) all other Mortgage Supporting Documents required by the Administrative Agent with respect to such Mortgaged Property;

(c) Reserved;

(d) evidence reasonably satisfactory to the Administrative Agent of comprehensive “all risk” insurance with respect to such Mortgaged Property in form and substance satisfactory to the Administrative Agent; and

(e) an environmental site assessment of such Mortgaged Property from an environmental consulting firm acceptable to the Administrative Agent.

6.17 Quarterly Lender Meetings. Borrower (and applicable appropriate Responsible Officers of the Borrower) will, upon the reasonable request of Administrative Agent, participate in a conference call with Administrative Agent and the Lenders once during each fiscal quarter to discuss financials and business operations of the Borrower and its Subsidiaries; provided that during the existence of an Event of Default, meetings may be held more frequently than once during each fiscal quarter.

6.18 Post-Closing Covenants. Satisfy the requirements and/or provide to the Administrative Agent each of the documents, instruments, agreements and information set forth on Schedule 6.18, in form and substance reasonably acceptable to the Administrative Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by the Administrative Agent, at its sole option, each of which shall be completed or provided in form and substance reasonably satisfactory to the Administrative Agent.

6.19 Transactions with Affiliates and Insiders. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between the Loan Parties, (b) intercompany transactions expressly permitted by Sections 7.01, 7.03, 7.04, 7.05 or 7.06, (c) customary and reasonable compensation and reimbursement of expenses of officers and directors or which have been otherwise duly approved by the board of directors of Potbelly and (d) except as otherwise specifically limited in this Agreement (but in any event, excluding any franchising or licensing arrangement with respect to a Restaurant with an Affiliate that is not a Loan Party), other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an officer, director or Affiliate.

6.20 Patriot Act; OFAC. (a) Comply with the Patriot Act, (b) use no part of the proceeds of the Loans, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and (c) comply with the OFAC Sanctions.

ARTICLE 7

NEGATIVE COVENANTS

On the Closing Date and at all times thereafter until and including the Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth on Schedule 7.01;

(c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (including any Indebtedness of a Person that is acquired or merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower that becomes a Subsidiary of the Borrower that is existing at the time of such acquisition, merger or consolidation, provided that such Indebtedness is not incurred in contemplation thereof); provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iii) the total amount of all such Indebtedness at any time outstanding shall not exceed $2,000,000;

(d) intercompany Indebtedness permitted under Sections 7.03(g) and 7.03(j), provided that in the case of the intercompany Indebtedness permitted pursuant to Section 7.03(g)(i) or (g)(iii), such intercompany Indebtedness is evidenced by a demand note (which may cover all such intercompany Indebtedness) in form and substance satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Security Agreement as additional collateral security for the Obligations, and with respect to any such intercompany Indebtedness under this Section 7.01(d) the obligations under such Indebtedness shall be subordinated to the Obligations in a manner satisfactory to the Administrative Agent;

(e) Indebtedness under the Permitted Revolving Credit Facility (if any);

(f) Guarantees with respect to Indebtedness permitted under this Section 7.01;

(g) obligations in respect of letters of credit in an aggregate amount not to exceed $1,250,000 at any time outstanding;

(h) Indebtedness which represents an extension, refinancing, or renewal (such Indebtedness being referred to herein as the “Refinancing Indebtedness”) of any of the Indebtedness described in clauses (b) through (h) hereof (such Indebtedness being so extended, refinanced, or renewed being referred to as the “Refinanced Indebtedness”); provided that (i) such Refinancing Indebtedness does not increase the principal amount of the Refinanced Indebtedness (other than by an amount equal to a reasonable premium, or other fees and expenses reasonably incurred, in connection with such extension, refinancing or renewal as a result of, or in connection with, such extension, refinancing or renewal), (ii) no additional Liens, if any, are granted with respect to such Refinancing Indebtedness other than Liens granted by the same debtor and of the same scope and priority as the Liens securing the Refinanced Indebtedness, (iii) the obligors of such Refinancing Indebtedness are the same as the obligors of the Refinanced Indebtedness, (iv) such Refinancing Indebtedness does not result in a shortening of the average weighted maturity of such Refinanced Indebtedness, (v) the interest rate in respect of such Refinancing Indebtedness does not exceed the then-prevailing market interest rates in respect of indebtedness similar to such Refinancing Indebtedness at the time of incurrence thereof, (vi) if such Refinanced Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of the subordination provisions in respect of such Refinancing Indebtedness must include subordination terms and conditions that are, taken as a whole, at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Refinanced Indebtedness and (vii) if such Refinanced Indebtedness is subject to an intercreditor agreement, such Refinanced Indebtedness must comply with the limitations and other requirements of such intercreditor agreement;

(i) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;

(j) Indebtedness of Potbelly and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(k) Indebtedness arising in respect of netting services, overdraft protection and otherwise in respect of deposit account services in an aggregate amount not to exceed $2,000,000 at any one time outstanding;

(l) Indebtedness arising under Hedge Agreements entered into for the purpose of mitigation of risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates and not for speculative purposes; and

(m) other Indebtedness in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding.

7.02 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.02;

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being Properly Contested;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title, in each case, arising in the ordinary course of business (i) for amounts no more than sixty (60) days overdue or (ii) for amounts that are being Properly Contested;

(e) segregated cash pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) segregated cash deposits to secure the performance of bids, trade contracts, licenses and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature (other than Indebtedness) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value or marketability of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing Indebtedness permitted under Section 7.01(c), provided that (i) such Liens do not at any time encumber any Property (other than the Property acquired with such Indebtedness), (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens (unless such Lien is a permitted refinancing of a pre-existing Lien) attached to such Property concurrently with or within one hundred eighty (180) days after the acquisition thereof;

(i) leases, non-exclusive licenses or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any Subsidiary, not adverse to the interests of the Administrative Agent or the Lenders in any material respect and not otherwise prohibited by this Agreement;

(j) any interest or title of a lessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement;

(k) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits, liens arising by virtue of any statutory or common law provisions relating to bankers’ liens or similar rights, and Liens pursuant to contractual agreements with banks or other depository institutions in favor of such depositories in connection with deposit account services (including contractual rights of setoff and related pledges) in an amount not in violation of this Agreement (and, in each case of the Section 7.02(k), not securing obligations in respect of Funded Indebtedness);

(l) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(m) Liens in favor of the Administrative Agent on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(n) Liens consisting of judgment, appeal bonds, judicial attachment liens or other similar Liens arising in connection with court proceedings, provided that the enforcement of such Liens is effectively stayed and all such Liens secure judgments the existence of which do not constitute an Event of Default under Section 9.01(h);

(o) Liens securing any Permitted Revolving Credit Facility so long as such Liens are subject to the Permitted Revolving Credit Facility Intercreditor Agreement;

(p) Liens on cash collateral in respect of letters of credit issued pursuant to Section 7.01(g) (which such cash collateral shall not constitute Unrestricted Cash) so long as such cash collateral does not exceed 105% of the undrawn amount of such letters of credit;

(q) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 9.01(h); and

(r) other Liens in an aggregate principal amount not exceeding $1,000,000 at any one time outstanding.

Notwithstanding anything to contrary in Section 7.01 or this Section 7.02, to the extent a Permitted Revolving Credit Facility shall be in effect, in no event may any Indebtedness be incurred by any Loan Party or any Subsidiary that is secured by the Collateral that is senior in payment or collateral priority with respect to the Collateral (other than to the extent the Permitted Revolving Credit Facility is secured by such Collateral), or that is junior in payment or collateral priority to the Permitted Revolving Credit Facility and senior in payment or collateral priority to the Term Loans or the Liens securing the Term Loans.

7.03 Investments. Make any Investments, except:

(a) cash or Cash Equivalents;

(b) accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(d) Investments existing as of the Closing Date and set forth on Schedule 7.03; provided that the amount of such Investment is not increased after the Closing Date except in accordance with this Section 7.03;

(e) Indebtedness permitted by Section 7.01;

(f) Capital Expenditures otherwise permitted hereunder;

(g) intercompany Investments by (i) any Loan Party in any other Loan Party, (ii) Subsidiaries that are not Loan Parties in any Loan Party or in other Subsidiaries that are not Loan Parties; provided that such intercompany Investments are unsecured and subordinated to the Obligations, and (iii) Borrower in Potbelly Sandwich Works evidenced by the Parent Note, in an aggregate amount not to exceed at any time outstanding $175,000,000 plus the aggregate amount of interest paid thereon after the Closing Date that is reinvested by Borrower in Potbelly Sandwich Works and is evidenced by the Parent Note; provided that such Parent Note is subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(h) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business or otherwise constituting deposits permitted pursuant to Section 7.02(f) or (k);

(i) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 in the aggregate at any one time outstanding;

(j) Investments by Borrower and Manager in Potbelly Sandwich Works, by the Manager in Potbelly Franchising, and by Potbelly Sandwich Works in the Capital Stock of its Subsidiaries, provided that (i) any such Capital Stock held by a Loan Party shall be pledged pursuant to the Security Agreement and (ii) the aggregate amount of Investments made or incurred after the Closing Date (including any outstanding intercompany loans and outstanding Guarantees) by Loan Parties in Subsidiaries (including any Permitted J/V’s) that are not Wholly Owned Subsidiaries or that are Excluded Subsidiaries shall not exceed $2,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(k) Investments in connection with the opening of additional Restaurants; provided that, (x) a Loan Party (other than Borrower) will own 100% of such Restaurant and (y) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto;

(l) Investments in newly formed wholly-owned Domestic Subsidiaries of a Loan Party that become Loan Parties in accordance with Section 6.12;

(m) Investments consisting of bona fide, non-speculative Hedge Agreements in the ordinary course of business consistent with past practices;

(n) Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of its Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(o) Investments received in connection with the Disposition of assets not prohibited by Section 7.05 hereof;

(p) Investments consisting of cash collateral posted pursuant to letters of credit contemplated by Section 7.02(p); and

(q) other Investments in an aggregate principal amount not exceeding $1,000,000 at any one time outstanding.

Notwithstanding the foregoing, no Loan Party will, nor will it permit any Subsidiary to, make or permit to exist any loans or advances to, Guarantee any obligations of, make or permit to exist any other investment in, or make any payments (whether by agreement, distribution or otherwise) to, Potbelly ERF; provided, that notwithstanding the foregoing provisions of this sentence, at any time when no Event of Default has occurred and is continuing, the Loan Parties and their Subsidiaries may make contributions to Potbelly ERF so long as the aggregate amount of all such contributions made after the Closing Date does not exceed $50,000 in any Fiscal Year.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person or consummate a Division; provided, however, that, subject to the terms of Sections 6.12 and 6.14, (a) any Loan Party (other than Borrower) may merge or consolidate with any other Loan Party (other than Borrower), (b) any Wholly Owned Subsidiary that is not a Loan Party may merge or consolidate with any other Wholly Owned Subsidiary that is not a Loan Party or a Loan Party (other than Borrower), provided that, if such transaction involves a Loan Party, the Loan Party is the surviving entity, (c) any Subsidiary may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 7.05, (d) any Subsidiary that is a limited liability company may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Loan Parties (other than Borrower) at such time and (e) any Wholly Owned Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and all of its assets and business is transferred to a Loan Party (other than Borrower).

7.05 Dispositions. Make any Disposition other than:

(a) sales of inventory in the ordinary course of business of the Loan Parties and their Subsidiaries;

(b) any sale, transfer or other disposition of Property by any Loan Party to any other Loan Party (other than Borrower) in the ordinary course of business so long as no Loan Party would fail to be Solvent after giving effect to such sale, transfer or other disposition;

(c) any sale, transfer or other disposition of Property by any Subsidiary which is not a Loan Party to any Loan Party (other than Borrower) or to any other Subsidiary which is not a Loan Party;

(d) the sale, transfer or other disposition of obsolete or worn-out tangible Property which is no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries;

(e) any Involuntary Disposition by any Loan Party or any Subsidiary;

(f) (i) any non-exclusive license of any IP Rights by any Loan Party or any Subsidiary in the ordinary course of business and substantially consistent with past practice, and (ii) any non-exclusive licenses of any IP Rights to any present or future Franchisee of a “Potbelly Sandwich Works” restaurant concept pursuant to a Franchise Agreement entered into on an arm’s length basis (substantially consistent with the Franchise Agreements entered into by Potbelly Franchising prior to the Closing Date or otherwise in form and substance satisfactory to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed)) and in the ordinary course of business between Potbelly Franchising and such Franchisee; provided that, in each case of the foregoing clauses (i) and (ii), such license does not materially impair the value of any such IP Right as Collateral or the security interest of the Administrative Agent granted under the Loan Documents and is not otherwise prohibited by this Agreement;

(g) the sale, transfer or other disposition of defaulted accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(h) Permitted Refranchising Sales;

(i) Dispositions in connection with mergers and consolidations permitted by Section 7.04;

(j) to the extent constituting Dispositions, Liens permitted by Section 7.02; and

(k) other Dispositions (other than in respect of any IP Rights) by the Borrower and its Subsidiaries the proceeds (valued at the principal amount in the case of non-cash proceeds consisting of notes or other evidences of Indebtedness and valued at fair market value in the case of all other non-cash proceeds) of which do not exceed $2,000,000 in the aggregate in any Fiscal Year, provided that (i) no such Disposition involves the sale or other disposition of a minority equity interest in any Loan Party (other than Borrower to the extent permitted hereunder), (ii) no less than 75% of the proceeds of such Disposition consist of cash or Cash Equivalents received contemporaneous with the consummation of such Disposition, (iii) the proceeds received in consideration for such Disposition shall not be less than the fair market value of the Property disposed of, (iv) the Net Cash Proceeds of any such Disposition are applied in the manner specified in Section 2.05(b)(ii) and (v) both immediately before and after giving effect to any such Disposition, no Default or Event of Default exists or would result therefrom.

Notwithstanding the foregoing, nothing in this Section 7.05 shall directly or indirectly permit any Disposition that would result in a Change of Control.

7.06 Restricted Payments. Directly or indirectly declare or make any Restricted Payment or incur any obligation to do so, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments (directly or indirectly) to any Loan Party (other than the Borrower, except to the extent such Restricted Payments are made in connection with the Obligations);

(b) each Loan Party and each Subsidiary may declare and make non-cash dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of the Person making such dividend or distribution;

(c) Potbelly Sandwich Works may make cash distributions to Borrower for payment of reasonable out-of-pocket operating and administrative costs and expenses payable by Borrower, the Manager or Potbelly Sandwich Works, as the case may be, and incurred primarily in connection with the business of Potbelly Sandwich Works, so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom;

(d) Potbelly Franchising may declare and pay cash dividends to Borrower to permit Borrower to invest such cash dividends in Potbelly Sandwich Works; provided that, in each such case, Borrower actually and concurrently uses such dividends for such investments;

(e) Permitted J/Vs may make Restricted Payments to the holders of their Capital Stock so long as such Restricted Payments are made on a pro rata basis to all such holders in accordance with their respective Capital Stock in such Permitted J/V;

(f) Potbelly Sandwich Works may make cash dividend payments or cash distributions to Borrower in an amount necessary to enable Borrower to pay when due, its actual federal, state and local income Taxes directly attributable to (or arising as a result of) the operations of Potbelly Sandwich Works, the Manager and their Subsidiaries that are due and payable by Borrower as the parent of a consolidated group;

(g) at any time after the Closing Date, each Loan Party may purchase, redeem or otherwise acquire its common or preferred Capital Stock with the proceeds received from the substantially concurrent issuance of new common or preferred Capital Stock (in each case, other than Disqualified Capital Stock); and

(h) So long as no Default or Event of Default shall have occurred and is continuing or would result therefrom, other Restricted Payments in an aggregate amount not exceeding $1,500,000 during the term of this Agreement.

7.07 Change in Nature of Business. (i) Engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses substantially related or incidental thereto (it being agreed that no material change shall be deemed to result from selling through retail or other additional channels, including any non-exclusive licensing by the Borrower and its Subsidiaries in connection therewith) or (ii) own, operate or franchise any restaurant concept other than a “Potbelly Sandwich Works” restaurant concept and other restaurant concepts.

7.08 Reserved.

7.09 Burdensome Agreements.

(a) Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any Loan Party or any Subsidiary to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party, (v) grant any Lien on any of its Property to secure the Obligations pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(vi) above) for (A) this Agreement and the other Loan Documents, (B) any document or instrument governing secured Indebtedness permitted by this Agreement; provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (C) any document or instrument governing Indebtedness under any Permitted Revolving Credit Facility, so long as any such restrictions therein shall not prohibit the granting of the Liens in favor of the Administrative Agent under the Loan Documents or restrict any payments of the Obligations required under the Loan Documents (except to the extent such payments are prohibited by, or subject to the payment priority set forth in, the Permitted Revolving Credit Facility Intercreditor Agreement), (D) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (E) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 pending the consummation of such sale, (F) customary restrictions on assignment contained in leases, licenses and other contracts entered into in the ordinary course of business with third parties and not for the purpose of circumventing any provision of this Agreement and (G) restrictions and conditions imposed by any applicable Law; or

(b) Enter into or permit to exist any Contractual Obligation that requires the grant of any security for any obligation if such property is given as security for the Obligations, except to the extent permitted under Section 7.02 hereof.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11 Amendments of Certain Debt.

(a) Amend or otherwise modify the terms of any document or instrument governing any Permitted Revolving Credit Facility in a manner that is not permitted under the applicable Permitted Revolving Credit Facility Intercreditor Agreement.

7.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner which could be adverse to the interests of the Administrative Agent or the Lenders in any material respect.

(b) Change its Fiscal Year or method of determining Fiscal Quarters.

(c) Reserved.

(d) Make any significant change in accounting treatment or reporting practices, except as required by GAAP or advisable in accordance with GAAP or upon the advice of the Borrower’s auditors.

7.13 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than Borrower or any Wholly Owned Subsidiary) to own any Capital Stock of any Subsidiary (other than in the case of a Permitted J/V), except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries, except to the extent any such Disposition is permitted in accordance with Section 7.05, (ii) permit any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock, except to the extent permitted by Section 7.01, (iii) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary other than pursuant to the Loan Documents, except to the extent permitted by Section 7.02.

7.14 Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

7.15 Reserved.

7.16 Account Control Agreements; Bank Accounts.

(a) Open, maintain or otherwise have any bank account, other than (a) deposit accounts that are subject to a Deposit Account Control Agreement, and (b) Excluded Accounts.

7.17 Covenants Relating to Excluded Subsidiaries. Notwithstanding anything in this Agreement to the contrary:

(a) no Loan Party shall (i) provide any guarantee of, or any credit support for, any Indebtedness or other obligation (contingent or otherwise) of an Excluded Subsidiary, or otherwise be directly or indirectly liable for any Indebtedness or other obligation (contingent or otherwise) of such Excluded Subsidiary except to the extent permitted by Section 7.01, or (ii) permit a Lien on any of its property to secure, or permit any of its property to be otherwise subject (directly or indirectly) to the satisfaction of, any Indebtedness or other obligation (contingent or otherwise), of any Excluded Subsidiary except to the extent permitted by Section 7.02; and

(b) no Loan Party shall permit an Excluded Subsidiary to (i) own any Capital Stock issued by a Loan Party, (ii) hold any Indebtedness of any Loan Party, or (iii) hold any Lien on property of any Loan Party.

7.18 Limitations on Borrower; the Manager and Potbelly ERF.

(a) Neither Borrower nor the Manager will engage in any business or activity other than (i) the ownership of all the outstanding Capital Stock of Potbelly Sandwich Works and activities incidental thereto, (ii) in the case of Borrower, holding the Parent Note, and (iii) in the case of the Manager, being the sole manager of Potbelly Sandwich Works and activities incidental thereto and holding all of the issued and outstanding Capital Stock of Potbelly Franchising; provided, that, Borrower shall be permitted to issue Capital Stock (other than Disqualified Capital Stock) to the extent such interest would not result in an Event of Default. Neither Borrower nor the Manager shall own or acquire any assets (other than Capital Stock of Potbelly Sandwich Works, in the case of Borrower, the Parent Note and payments in respect thereof, and, in the case of the Manager, Potbelly Franchising) and the cash proceeds of any Restricted Payments permitted by Section 7.06) or incur any liabilities (other than liabilities under the Loan Documents, liabilities under the documents governing any Permitted Revolving Credit Facility, liabilities imposed by law, including tax liabilities and other liabilities reasonably incurred in connection with its maintenance of its existence).

(b) No Loan Party will, nor will any Subsidiary, permit Potbelly ERF to engage in any business or activity, other than operating as an employee relief fund constituting a charitable organization exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code that is funded by sources other than the Loan Parties and their Subsidiaries; provided that, notwithstanding the foregoing, at any time when no Event of Default has occurred and is continuing, the Loan Parties and their Subsidiaries may make cash contributions to Potbelly ERF so long as the aggregate amount of all such contributions made after the Closing Date does not exceed $50,000 per Fiscal Year.

(c) Until such time either (i) the Borrower elects to join PB Reagan as a Guarantor and such documents and other deliverables are delivered in accordance with Section 6.12 and Section 6.14 or (ii) PB Reagan is dissolved pursuant to a transaction permitted by Section 7.04, PB Reagan shall not (x) engage in any business or activity other than continuing its existence or (y) hold any Capital Stock of a Subsidiary or any other assets.

ARTICLE 8

FINANCIAL COVENANTS

8.01 Financial Covenants. So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties agree that:

(a) Consolidated Fixed Charge Coverage Ratio. The Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below shall not be less than the ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter Ended at any time during (and including) any period set forth below	Consolidated Fixed Charge Coverage Ratio
March 26, 2023	1.15 to 1.00
March 27, 2023 through and including June 25, 2023	1.50 to 1.00
June 26, 2023 through and including September 24, 2023	1.50 to 1.00
September 25, 2023 through and including December 31, 2023	1.75 to 1.00
January 1, 2024 through and including March 31, 2024	0.75 to 1.00
April 1, 2024 and for each Fiscal Quarter thereafter	1.50 to 1.00

(b) Liquidity. The Average Liquidity as of the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending March 26, 2023), calculated for such Fiscal Quarter ended, shall not be less than $10,000,000.

(c) Consolidated Capital Expenditures. The Consolidated Capital Expenditures for each Fiscal Year set forth below shall not exceed the amount set forth below corresponding to such Fiscal Year:

Fiscal Year Ending	Capital Expenditures
December 31, 2023	$19,000,000
December 29, 2024	$18,500,000
December 28, 2025	$15,000,000
December 27, 2026	$15,000,000
December 26, 2027	$15,000,000

(d) Consolidated Total Net Leverage Ratio. The Consolidated Total Net Leverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below shall not be greater than the ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter Ended at any time during (and including) any period set forth below	Consolidated Total Net Leverage Ratio
March 26, 2023	1.60 to 1.00
March 27, 2023 through and including June 25, 2023	1.50 to 1.00
June 26, 2023 through and including June 30, 2024	1.25 to 1.00

Fiscal Quarter Ended at any time during (and including) any period set forth below	Consolidated Total Net Leverage Ratio
July 1, 2024 and for each Fiscal Quarter thereafter	1.00 to 1.00

(e) Cure Transactions. For the purpose of determining compliance with the covenants set forth in Section 8.01, (i) all calculations of the financial covenants set forth in Section 8.01(a) and Section 8.01(d) shall be on a Pro Forma Basis, (ii) any cash equity contribution (which equity shall be common equity, Qualified Equity or other equity (other than Disqualified Capital Stock) (such other equity to be on terms reasonably acceptable to the Administrative Agent)) made to Potbelly, directly or indirectly, by one or more of its stockholders (including those Persons that will become stockholders after giving effect to such applicable cash equity contribution) after the end of the relevant Fiscal Quarter and on or prior to the day that is twenty-one (21) Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter pursuant to Section 6.01(a) or Section 6.01(b), as applicable, (the “Cure Deadline” and such period, the “Cure Period”) will, at the written direction of Borrower, (x) be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the covenants set forth in Section 8.01(a) and Section 8.01(d) at the end of such Fiscal Quarter and shall be included in the calculation of Consolidated EBITDA for subsequent periods that includes such Fiscal Quarter, (y) be included in the calculation of Average Liquidity solely for purposes of determining compliance with the covenant set forth in Section 8.01(b) at the end of such Fiscal Quarter and (z) be deducted from the calculation of the Consolidated Capital Expenditures for purposes of determining compliance with the covenant set forth in Section 8.01(c) at the end of such Fiscal Year (any such equity contribution so included in the calculation of Consolidated EBITDA or Average Liquidity or deducted from the calculation of Consolidated Capital Expenditures, a “Specified Equity Contribution”); provided that (A) notice of the Borrower’s intent to make a Specified Equity Contribution shall be delivered to the Administrative Agent no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter and such notice shall specify the one or more specific financial covenants in which the Borrower intends to make a Specified Equity Contribution, (B) in each four (4) fiscal quarter period, there shall be at least two (2) fiscal quarters in respect of which no Specified Equity Contribution is made, (C) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Borrower to be in compliance with the applicable covenant set forth in Section 8.01(a), (b), (c) and (d), as the case may be; the parties agreeing that for purposes calculating the required amount of the Specified Equity Contributions in the event the Loan Parties are not in compliance with two or more of such financial covenants, the amount of such Specified Equity Contributions shall be separately calculated for the applicable financial covenants for purposes of inclusion in the calculation of Consolidated EBITDA, inclusion in the calculation of Average Liquidity and/or deduction from the calculation of Consolidated Capital Expenditures, as applicable (and a Specified Equity Contribution in respect of one such financial covenant, shall not count toward or be applied to another (other than in case of an increase to Consolidated EBITDA applying to the financial covenants in Section 8.01(a) and (d)), (D) there shall be no reduction to Consolidated Funded Indebtedness with the proceeds of such Specified Equity Contribution that are applied to such Indebtedness for determining compliance with Section 8.01(d) for the Fiscal Quarter in which the equity cure is exercised and each of the three Fiscal Quarters thereafter, (E) no more than four (4) Specified Equity Contributions shall be made during the term of this Agreement and (F) all Specified Equity Contributions and the use of proceeds thereof will be disregarded for all other purposes under this Agreement and (iii) any incurrence of a Permitted Revolving Credit Facility by Potbelly after the beginning of the relevant Fiscal Quarter and on or prior to the Cure Deadline will, at the written direction of Borrower, be included in the calculation of Liquidity (to the extent allowed under the definition of “Liquidity” herein) solely for purposes of determining compliance with the covenant set forth in Section 8.01(b) (any such incurrence of a Permitted Revolving Credit Facility so included in the calculation of Liquidity, a “Specified Debt Incurrence”).

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Borrower or any other Loan Party fails to pay when and as required to be paid pursuant to this Agreement or any other Loan Document, (i) any amount of principal of any Loan, any interest on any Loan or any commitment fee, utilization fee or other fee due hereunder, or (ii) within five (5) Business Day after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(a) or (b), 6.02(b) or (c), 6.03(a) or (b), 6.04, 6.05 (with respect to Borrower’s existence), 6.07, 6.10, 6.11, 6.12, 6.14 or 6.18, Article 7, Article 8 or Article 10; or

(c) Other Defaults. (i) An event of default has occurred under any other Loan Document, or (ii) any Loan Party fails to perform, observe or comply with any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document and such failure continues for thirty (30) days (or, in the case of Section 6.01 (other than Section 6.01(a) or (b)), Section 6.02 (other than Section 6.02(b) or (c)) or Section 6.03 (other than 6.03(a) or (b)) for a period of five (5) days) after the earlier of (x) a Responsible Officer of any Loan Party becoming aware of such failure or (y) notice thereof to any Loan Party by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made (except to the extent already qualified by knowledge, materiality or Material Adverse Effect, in which case it shall be true and correct in all respects and shall not be incorrect in any respect when made or deemed made); or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of one or more items of Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts) of more than $3,000,000; (ii) any Loan Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (iii) there shall occur an “Event of Default” (or any comparable term) under the documents governing any Permitted Revolving Credit Facility or any Permitted Revolver Provider or any other holder of the Indebtedness under the Permitted Revolving Credit Facility (or any trustee or agent on behalf of any Permitted Revolver Provider or such holder or holders) commences the exercise of remedies (including any acceleration or exercise of setoff) with respect to the Indebtedness under such Permitted Revolving Credit Facility or the collateral under the documents governing such Permitted Revolving Credit Facility; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and such Person fails to challenge such Proceeding or such Proceeding is challenged but continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts. Any Loan Party or any of its Subsidiaries becomes unable to or admits in writing its inability or fails generally to pay its debts as they become due; or

(h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) one or more final judgments or orders for the payment of money (including a disgorgement order issued by a Governmental Authority) in an aggregate amount exceeding $3,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has not disclaimed its obligation to cover), or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $3,000,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $3,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent, for the benefit of the Lenders, a valid and perfected Lien in any Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document (except to the extent perfection is deferred pursuant to the terms of Schedule 6.18); or any Loan Party or any other Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

9.02 Remedies upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable (including any Prepayment Fee then in effect), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) exercise on behalf of itself and the other Secured Parties any and all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender. Except as expressly provided for herein, presentment, demand, protest and all other notices (including notice of acceleration and notice of intent to accelerate) of any kind are hereby waived by the Borrower. The parties hereto acknowledge and agree that, in connection with an Event of Default resulting from a financial covenant violation under Section 8.01, upon receipt by the Administrative Agent of written notice on or prior to the applicable Cure Deadline that Borrower intends to make a Specified Equity Contribution or Specified Debt Incurrence during the applicable Cure Period, neither the Administrative Agent nor the Lenders shall be permitted to accelerate the Loans or to exercise remedies against the Collateral solely on the basis of a failure to comply with the requirements of Section 8.01 for the applicable test period, unless such failure is not cured pursuant to the exercise of the Specified Equity Contribution or the incurrence of the Specified Debt Incurrence in accordance with Section 8.01(e) on or prior to the applicable Cure Deadline; provided, until timely receipt of such Specified Equity Contribution or the incurrence of the Specified Debt Incurrence, an Event of Default shall be deemed to exist for all other purposes under this Agreement and the other Loan Documents.

9.03 Reserved.

9.04 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have otherwise become due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order upon the Administrative Agent’s election or the direction of the Required Lenders:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses, protective advances and other amounts (including Attorney Costs to the extent payable hereunder and amounts payable under Article 3) payable or reimbursable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees payable to the Lenders, ratably among them in proportion to the fees payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause (c) held by them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) held by them;

(e) Fifth, to the payment of any other unpaid Obligations; and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law or any intercreditor arrangement.

All amounts owing under this Agreement in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursement and indemnities, shall be payable in accordance with the foregoing waterfall provisions irrespective of whether a claim in respect of such amounts is allowed or allowable in any insolvency Proceeding under any Debtor Relief Law.

ARTICLE 10

GUARANTY

10.01 The Guaranty. Each Guarantor hereby guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal (collectively, the “Guaranteed Obligations”).

Subject to Section 10.06 and the last sentence of this Section 10.01 below, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Guaranteed Obligations to be paid when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will, upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the Guaranteed Obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws.

10.02 Obligations Unconditional. The Guaranteed Obligations of each Guarantor under Section 10.01 are joint and several and absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article 10 until the Termination Date. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain joint and several and absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Secured Party or Secured Parties as security for any of the Obligations shall fail to attach or be perfected;

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or

(f) any other action or inaction shall occur that might constitute a surety defense.

10.03 Reinstatement. The Guaranteed Obligations of any Guarantor under this Article 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Secured Party on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law. This paragraph shall survive any termination of this Agreement.

10.04 Waivers. Each Guarantor hereby waives, to the fullest extent permitted by Law, for the benefit of the Administrative Agent and each Secured Party: (a) any right to require the Administrative Agent or any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent and Secured Parties in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent and the Secured Parties whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith or a material breach of any Loan Document; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and the Secured Parties protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under any Loan Document or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 10.02 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation to the extent permitted by Section 10.02; provided, however, that Guarantor agrees that such rights shall be automatically (and without any further action) irrevocably waived and released if such security is acquired by a Person as a result of the exercise of the remedies under the Loan Documents.

10.05 Remedies. Each Guarantor agrees that, to the fullest extent permitted by law, as between such Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for purposes of Section 10.01. Each Guarantor acknowledges and agrees that its Guaranteed Obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

10.06 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their respective obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law, provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.06, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.06), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.06 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.06 and a right to receive any Fair Share Contribution Amount shall be deemed an asset of the Guarantor entitled to such amount.

10.07 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article 10 is an absolute and unconditional guaranty of payment and not of collection, is a continuing and irrevocable guarantee, and shall apply to all Obligations whenever arising.

10.08 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor or any Subsidiary now or hereafter owing to any Loan Party (the “Obligee”) is hereby subordinated in right of payment to the Obligations (and any Lien now or hereafter securing such Indebtedness is hereby subordinated in priority to the Liens of the Administrative Agent now or hereafter securing or purporting to secure any of the Obligations), and any such Indebtedness collected or received by the Obligee after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent for its benefit and the benefit of the Secured Parties and shall forthwith be paid over to the Administrative Agent for its benefit and the benefit of the Secured Parties to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee under any other provision hereof. No Obligee shall exercise any remedy with respect to such Indebtedness prior to the Termination Date.

ARTICLE 11

THE ADMINISTRATIVE AGENT

11.01 Appointment and Authorization of Administrative Agent. Each Secured Party hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Secured Party or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

11.02 Delegation of Duties. The Administrative Agent may delegate and exercise any of its rights and execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees, attorneys-in-fact or any other Person and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties, and any such Person to whom such rights and duties are delegated shall have all rights of the Administrative Agent hereunder and under the other Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or such other Person that it selects in the absence of the Administrative Agent’s gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).

11.03 Liability of Administrative Agent. No Agent-Related Person shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, and each Loan Party and Secured Party hereby waives and agrees not to assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, as finally determined in a non-appealable decision of a court of competent jurisdiction. Without limiting the foregoing, no Agent-Related Person shall be: (i) responsible or have any obligation to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required or have any obligation to ascertain, monitor or enforce or to make any inquiry concerning the performance or observance by any Loan Party and any Lender of any of the terms, conditions, covenants, or agreements of this Agreement or any of the other Loan Documents; (iii) responsible for or have any duty to ascertain or monitor or to inquire into whether a condition set forth in any Loan Document is satisfied, or waived, including any condition set forth in Article 4; (iv) responsible or have any obligation to any other Secured Party for the state or condition of any properties of the Loan Parties constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (v) responsible or have any obligation to any other Secured Party for the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; (vi) liable with respect to or arising out of any assignment or participation of the Obligations, or disclosure of any information, to any Secured Party or such Secured Party’s representatives, Approved Funds or Affiliates; or (vii) responsible or have any obligation to any other Secured Party to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Administrative Agent therein have been properly or sufficiently or lawfully created, perfected (or continue to be perfected), protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents. In addition to and not in limitation of the foregoing, it is understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Secured Parties and that the Administrative Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, including the preparation, form or filing of any Uniform Commercial Code financing statement, amendment or continuation or of any other type of document related to the creation, perfection, continuation or priority of any Lien as to any property of the Loan Parties.

11.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties. Notwithstanding the foregoing, the Administrative Agent shall not be required to take, or to omit to take, any action that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable requirement of Law.

(b) For purposes of determining compliance with the conditions specified in Article 4, each Lender that has signed this Agreement (or an addendum or joinder to this Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default and/or Event of Default as may be directed by the Required Lenders in accordance with Article 9; provided that unless and until the Administrative Agent has received any such direction in accordance with Section 11.04, the Administrative Agent may (but shall not be obligated to) take any action, or refrain from taking any action, with respect to such Default and/or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, no Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

11.07 Indemnification of Administrative Agent. The Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in furtherance of the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs to the extent payable hereunder) incurred by any Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein. The obligations of the Lenders hereunder shall not diminish the obligations of the Borrower to indemnify and reimburse the Agent-Related Persons for such amounts. The Administrative Agent may in its discretion first seek payment from the Lenders hereunder before seeking payment from the Borrower for such amounts or may seek payments first from the Borrower. In any event, any amounts received from Borrower as reimbursement for amounts already reimbursed by Lenders shall be paid to Lenders in accordance with the terms hereof. The undertaking in this Section 11.07 shall survive the Termination Date and the resignation of the Administrative Agent.

11.08 Administrative Agent in its Individual Capacity. Administrative Agent and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Administrative Agent were not the Administrative Agent hereunder and without notice to or consent of any Secured Party. The Secured Parties acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Administrative Agent and/or its Affiliates (as applicable) shall have the same rights and powers under this Agreement as any other Secured Party and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include the Administrative Agent and/or its Affiliates (as applicable) in its individual capacity.

11.09 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon ten (10) days’ notice to the Lenders (or without any such notice if in connection with the consummation of the purchase of certain of the Obligations pursuant an intercreditor arrangement). If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (or the Affiliates thereof) a successor administrative agent for the Lenders, which successor administrative agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of the Borrower (which approval shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders (or the Affiliates thereof). Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf.

After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 11 and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement or while it was actively engaged in transferring its rights and obligations as Administrative Agent to the successor administrative agent. If no successor administrative agent has accepted appointment as the Administrative Agent by the date ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. No Person may be removed from its capacity as Administrative Agent.

11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Secured Parties and the Administrative Agent under Sections 2.09 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.04.

11.11 Collateral and Guaranty Matters. The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to a Person that is not (and is not required to become) a Loan Party, or (iii) as approved in accordance with Section 12.01, and to execute in connection with such events such payoff letters and related documentation in form and substance satisfactory to the Administrative Agent, in its sole discretion, as shall in Administrative Agent’s sole discretion be deemed advisable. In connection with any such release, each Lender hereby direct the Administrative Agent, and the Administrative Agent agrees that it shall, upon the reasonable request of the Borrower, to (i) promptly execute and deliver or file such documents and perform other actions reasonably requested to release the guaranties and the Liens and (ii) deliver to the Loan Parties any portion of such Collateral so released in the possession of the Administrative Agent or as otherwise required under any Loan Documents or applicable Law, in each case without recourse, representation or warranty. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, pursuant to this Section 11.11.

The Secured Parties hereby irrevocably authorize Administrative Agent (absent, with respect to any particular transaction, Administrative Agent receiving contrary written bidding instructions from the Required Lenders before such transaction), to credit bid all or any portion of the Obligations (including, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise)) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid Administrative Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 12.01 of this Agreement (provided that, in any event, the consent of each Lender shall be required for any amendment that would treat or attempts to treat a Lender or a class of Lenders in a manner different than all other Lenders)), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

11.12 Reserved.

11.13 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 11, Section 2.13, Section 12.08 and Section 12.09 as each may be in effect from time to time, and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound, provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 11.07 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of ratability or similar concept, (b) except as set forth specifically herein as to such Secured Party (rather than the Secured Parties generally), each of the Administrative Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein as to such Secured Party (rather than the Secured Parties generally), such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

11.14 Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them or in respect of the Collateral are hereby granted to, and shall be vested exclusively in, and all actions and Proceedings in connection with any such enforcement shall be instituted and maintained exclusively by, Administrative Agent (or its agents or designees) in accordance with the Loan Documents for the benefit of the applicable Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender or Participant from exercising setoff rights in accordance with Section 12.09, (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a Proceeding relative to any Loan Party under any Bankruptcy Code or other Debtor Relief Law or (iv) any Lender or other Secured Party from exercising any express right or remedy of such Lender under the Loan Documents where the Administrative Agent does not have the power and authority under the Loan Documents to act on behalf of such Lender or other Secured Party; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (B) in addition to the matters set forth in Section 11.04 and Section 12.09, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.15 Flood Laws. Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. Administrative Agent may post an E-System (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Administrative Agent reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the credit facility) is responsible for assuring its own compliance with the flood insurance requirements, and Administrative Agent disclaims any liability in connection with the failure of any such Lender or Participant to comply with flood insurance requirements.

11.16 Reserved.

11.17 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.18 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.18 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns) agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.18(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.18(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.18(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender and Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 12.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided, that this Section 11.18(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.18 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 12

MISCELLANEOUS

12.01 Amendments, Etc. Except as provided in Section 3.07 as in effect on the date hereof, no amendment or waiver of any provision of any Loan Document (other than the Fee Letter, the Landlord Agreements, the Deposit Account Control Agreements and Schedule 6.18), and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing executed by (1) in the case of any amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending any existing Lien over additional property or adding additional Subsidiaries of Borrower or other pledgors as parties thereto, the Administrative Agent and the Borrower or Loan Party, and (2) in the case of any other amendment, consent or waiver, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), the Borrower or the applicable Loan Party, as the case may be, and the Administrative Agent; provided that no such amendment, waiver or consent shall:

(a) extend the expiry or increase the amount of the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change Section 2.13 or Section 9.04 or the definition of “Pro Rata Share” in a manner that would alter the sharing or application of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender;

(f) release all or substantially all of the Collateral, consensually subordinate the Liens of the Administrative Agent on all or substantially all of the Collateral or consensually subordinate the Obligations to other indebtedness or liabilities (except in accordance with this Agreement or in accordance with financing to one or more Loan Parties, pursuant to Section 364 of the Bankruptcy Code or any similar proceeding under any Debtor Relief Law) without the written consent of each Lender, except in connection with the incurrence by the Borrower of any Permitted Revolving Credit Facility pursuant to a Permitted Revolving Credit Facility Intercreditor Agreement;

(g) change any provision that restricts any Loan Party or any of their Affiliates from holding an interest (whether through an assignment, a participation or otherwise) in the Obligations without the written consent of each Lender; or

(h) unless otherwise permitted under this Agreement on the date hereof, release Borrower; or release all or substantially all of the Guarantors from their obligations under the Loan Documents (or otherwise limit such Guarantors’ liability) without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and executed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter, the Landlord Agreements and the Deposit Account Control Agreements may be amended, or rights or privileges thereunder waived, in a writing executed only by the required parties thereto; and (iii) no amendment, waiver or consent shall, unless in writing signed by Required Lenders, amend or modify the terms of Section 2.05(b)(vii) in a manner that would alter the application of mandatory prepayments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that any waiver, amendment or modification requiring the consent of each affected Lender which affects such Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and the Borrower (a) to add one or more additional credit facilities or extensions of credit to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof, and (b) to include the Lenders holding such additional extensions of credit in any determination of Required Lenders.

Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.

Notwithstanding anything to the contrary herein, the Administrative Agent may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to (i) any Lender or any Loan Party (unless, with respect to the Loan Parties, such Loan Party consents thereto), and (ii) make any changes advisable or necessary in the reasonable opinion of the Administrative Agent in connection with the incurrence by the Borrower of any Permitted Revolving Credit Facility, and in each case, such amendment shall become effective without any further consent of any other party to such Loan Document.

12.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (which includes messages sent by electronic mail or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Loan Parties, to the Borrower, at the address, electronic mail address or telephone number specified for the Borrower on Schedule 12.02 or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent;

(ii) if to the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and Administrative Agent; and

(iii) if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be delivered or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when received by the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; and (C) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered, provided, however, that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or executed by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01 and Section 6.02, and to deliver any other notices and other communications and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose without the consent of the Administrative Agent.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon, and shall not incur any liability for relying upon, any notices (including telephonic Loan Notices) purportedly delivered by or on behalf of any Loan Party or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly delivered by or on behalf of any Loan Party or Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) Public Materials. Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on any E-System and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that so long as a Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a Rule 144A private offering or is actively contemplating issuing any such securities it will, if requested by the Administrative Agent, use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of any E-System designated “Public Side Information”; and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any E-System not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC.”

12.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04 Attorney Costs, Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation, syndication and administration of the transactions contemplated hereby and thereby, including all reasonable and documented out-of-pocket Attorney Costs (but in the case of Attorney Costs, the fees and expenses incurred by a single law firm as counsel) and costs and expenses in connection with the use of IntraLinks, SyndTrak, StuckyNet, or other similar information transmission systems in connection with this Agreement (each being an “E-System”), and (b) to pay or reimburse the Administrative Agent and each Lender for all documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of its rights following the occurrence and during the continuance of a Default or an Event of Default (x) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (y) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, including all Attorney Costs. All amounts due under this Section 12.04 shall be deemed part of the Obligations when incurred and shall be payable promptly after demand therefor. The agreements in this Section 12.04 shall survive the Termination Date.

12.05 Indemnification by the Loan Parties. The Loan Parties agree jointly and severally to indemnify and hold harmless each Agent-Related Person, each Lender, each Secured Party and the respective Affiliates of all such Persons, and the directors, officers, employees, counsel, trustees, advisors, agents, financing sources, managed funds, controlling persons, attorneys-in-fact, and members of all of the foregoing Persons (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs incurred by each Indemnitee and other costs of investigation or defense, including those incurred upon any appeal), but in the case of Attorney Costs, limited to the fees and expenses incurred by a single law firm as counsel to the Indemnitees and, if necessary, of special counsel and one local counsel to the Indemnitees in each and any relevant jurisdiction and in the case of any actual or perceived conflict of interest, one additional counsel to each relevant jurisdiction for the group of Indemnitees similarly situated, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, syndication or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (w) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence, willful misconduct, bad faith or material breach of any provision of this Agreement or any Loan Document of such Indemnitee (or such Indemnitee’s officers, directors, employees or agents), (x) relate to matters otherwise expressly excluded from Borrower obligations hereunder pursuant to Sections 3.01, 3.04, and 12.04, and (y) are a result of any dispute solely among the Indemnitees (other than claims against the Administrative Agent or other similarly titled Persons, in their respective capacities as such) and not in any way arising out of any act or omission of any of the Loan Parties (or any of their Subsidiaries or Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the internet or any E-System in connection with this Agreement, nor shall any party hereunder have any liability for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether arising or occurring before or after the Closing Date). All amounts due under this Section 12.05 shall be payable promptly after demand therefor. The agreements in this Section 12.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the Termination Date. To the extent that the indemnification set forth in this Section 12.05 may be unenforceable, each Loan Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such Indemnified Liabilities incurred by the Indemnitees or any of them. Without limiting the generality of any provision of this Section 12.05, to the fullest extent permitted by law, each Loan Party hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. No Loan Party shall, without the prior written consent of each applicable Indemnitee, effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnitee. This Section 12.05 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements arising from any non-Tax related Indemnified Liability.

12.06 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion or pursuant to any intercreditor agreement) to be repaid or turned-over to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, the Termination Date had not occurred and such termination had not occurred. If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of this Agreement or any other Loan Document (including the Guarantee under Article X) shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Loan Party in respect of any Lien or other Collateral securing such obligation or the amount of such payment. Each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The provisions of this paragraph shall survive any termination of this Agreement.

12.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, the Indemnitees and to the extent provided in Section 11.13 each other Secured Party; provided that (x) neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 12.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 12.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.07, the Indemnitees and to the extent provided in Section 11.13 each other Secured Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 12.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches or facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 12.07 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, provided that the Borrower shall be deemed to have consented to any such assignment if the Administrative Agent has not received an objection thereto in writing within ten (10) Business Days after the Borrower’s receipt of notice of such assignment; and

(B) the consent of the Administrative Agent shall be required for assignments in respect of a Term Loan to a Defaulting Lender or a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund of a Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent at its sole option), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to certain Persons. No such assignment may be made to any Loan Party, any Defaulting Lender, any Permitted Revolver Provider (or any lender under any Permitted Revolving Credit Facility or any agent thereof) or any of their respective Affiliates or Subsidiaries. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 12.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request of the assignee Lender made itself or through the Administrative Agent, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.07.

For purposes of determining compliance with Sections 12.07(b)(v) above, the Administrative Agent and assigning Lender may rely upon the representations and warranties of the proposed assignee Lender; it being agreed that neither the Administrative Agent nor any assigning Lender shall have any duty of inquiry to determine such compliance.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (the “Registrar”), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment or transfer of a Loan or a Commitment (other than a pledgee described in subsection (f) below) shall be effective unless and until registered in the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s or other Loan Party’s Obligations in respect of any Loan. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice (but, with respect to any Lender, solely as to the Loans and Commitments thereof). Borrower hereby designates the entity serving as the Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section, and Borrower hereby agrees that the entity serving as Registrar and its Affiliates, and their respective officers, directors, employees and agents shall constitute Indemnitees under Section 12.05. At the written request of the registered Lender, the Registrar shall note a collateral assignment of a Loan on the Register as described in subsection (f) below; provided that the Registrar has received the name and address of such collateral assignee, the Registrar (i) shall not permit any further transfers of the Loan on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of the Loan on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee and compliance with the other provisions of this Agreement governing collateral assignments.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any Loan Party, or the Administrative Agent, sell participations to any Person (other than a natural person or any Loan Party or any Permitted Revolver Provider (or any lender under any Permitted Revolving Credit Facility or any agent thereof) or, in each case, any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, each other Loan Party, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 12.01 (clauses (a) through (h)) that affects such Participant. Subject to subsection (e) of this Section, Borrower and each other Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such

Commitment, Loan or other Obligation is in registered form under Section 5f 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and such Participant shall in any event be subject to replacement pursuant to Section 12.15 in the event it exercises such rights. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other securityholders or creditors of a Lender, provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto until the provisions of this Section regarding assignment are satisfied with respect to such pledge or assignment.

(g) Lender Securitization. In addition to any other assignment permitted pursuant to this Section, the Loan Parties hereby agree that (i) the Lenders, their Affiliates and Approved Funds (the “Lender Parties”) may sell or securitize the Loans (a “Lender Securitization”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (ii) such Lender Securitization may be rated by a Rating Agency, provided that the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) to the assignment or issuance of direct or indirect interests in the Loans shall be required unless an Event of Default has occurred and is continuing at the time of such assignment or issuance, or such assignment or issuance is to a Lender Party or a Person Controlled by a Lender Party (provided, further, that such consent shall be deemed given if Administrative Agent has not received an objection to any such consent or issuance in writing within ten (10) Business Days after the Borrower’s receipt of notice of such proposed assignment or issuance).

(h) Consent to Disclosure; Cooperation of Loan Parties. Subject to the provisions of Section 12.08, each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Commitment or Loan, any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement. If necessary, each Loan Party agrees to (i) execute any documents (including new Term Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment or Loan to an assignee in accordance with Section 12.07, (ii) make the Loan Parties’ management available to meet with the Administrative Agent and prospective participants and assignees of Commitments or Loans and (iii) assist the Administrative Agent or the Lenders in the preparation of information relating to the financial affairs of the Loan Parties as any prospective participant or assignee of a Commitment or Loan reasonably may request.

12.08 Confidentiality.

(a) Each Loan Party acknowledges that (i) from time to time financial advisory, investment banking and other services may be offered or provided to it (in connection with this Agreement or otherwise) by each Lender or by one or more affiliates of such Lender and (ii) information delivered to each Lender by the Loan Parties may be provided to each such affiliate, it being understood that any such affiliate receiving such information shall be bound by the provisions of Section 12.08(b) as if it were a Lender under this Agreement.

(b) Each of the Administrative Agent and each Lender severally (and not jointly) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and Approved Funds and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, consultants, counsel, accountants, advisors, controlling persons, managed funds, financing sources, actual and prospective investors, and other representatives (collectively, the “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or to Rating Agencies, (ii) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), including any regulatory filings, (iii) to the extent required by applicable Laws or by any subpoena or similar judicial or legal process, (iv) to any other party to the Loan Documents but subject to any applicable restrictions herein (including the disclosure of any material not marked “PUBLIC” to any Public Lender), (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or Proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to (A) any actual or prospective assignee of a Lender, assignee or successor of the Administrative Agent, or pledgee of or Participant in any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty to any swap or derivative transaction relating to Borrower or any other Loan Party and its obligations, provided that, in each case, such parties (including any such prospective assignees or prospective counterparties) agree to be bound by confidentiality provisions substantially similar to those hereunder prior to the disclosure of such Information, and to the Representatives of the foregoing parties in clauses (A) and (B), (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, or any of their respective Representatives on a non-confidential basis from a source other than the Loan Parties. The terms of this provision shall supersede and replace any previous agreement regarding the confidentiality of the Information and shall terminate upon the termination of the Commitments and the payment of the Obligations.

For purposes of this Section, (i) “Information” means, all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Administrative Agent, any other Secured Party or their Representatives on a non-confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries and (ii) “Rating Agencies” means Moody’s, S&P, Fitch Ratings Ltd., or any other nationally recognized rating agency or service. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) Neither Borrower nor any Affiliate thereof will issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without prior notice to the Administrative Agent or such Lender and without the prior written consent of the Administrative Agent or such Lender unless (and only to the extent that) Borrower or such Affiliate is required to do so under law and then, in any event, Borrower or such Affiliate will use commercially reasonable efforts to consult with the Administrative Agent and/or such Lender, as the case may be, before issuing such press release or other public disclosure. The Borrower hereby consents to the publication by any Secured Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement (such material may include a description of the Loan Parties and the use of any identifying trademark or other marks of a Loan Party). Each Secured Party reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of a Lender is authorized at any time and from time to time, with the prior written consent of the Administrative Agent, but without prior notice to the Borrower or any other Loan Party (any such notice being waived by the

Borrower on their own behalf and on behalf of each Loan Party), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Any set-off without the prior written consent of the Administrative Agent is void and has no effect. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. Any Lender exercising a right to set-off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set-off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.

12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control, provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.14 Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.15 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, unless such Lender has waived its right to such additional amount, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 12.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), (iv) it is, and continues to be, unlawful for any Lender to fund or maintain Term SOFR Loans, as provided in Section 3.02, or (v) any Lender is a Defaulting Lender, then Administrative Agent or the Borrower may, at its sole option, expense and effort, and upon notice to such Lender and, in the case of an election made by the Borrower, the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent, or the Administrative Agent shall have waived at its sole option, the assignment fee specified in Section 12.07(b), if any;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement Lender consents to the proposed change, waiver, discharge or termination, provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 12.15 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or Administrative Agent to require such assignment and delegation cease to apply.

12.16 Governing Law.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

(b) Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Secured Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction. Each Loan Party hereby irrevocably waives, to the fullest extent not prohibited by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

12.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.18 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

12.19 Nonliability of Lenders. The relationship between the Loan Parties on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower or guarantor, as applicable, and lender. Neither the Administrative Agent nor any Lender or other Secured Party has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender or any other Secured Party undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Loan Parties agree that neither the Administrative Agent nor any Lender or other Secured Party shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the bad faith, gross negligence, willful misconduct of, or a material breach of this Agreement or any other Loan Document by, the party from which recovery is sought.

NO PARTY HEREUNDER SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH PARTY HERETO HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE ANY OTHER PARTY HERETO FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).

The Loan Parties acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent, Lenders or among the Loan Parties and the Lenders and the Agent. The Loan Parties further acknowledge that each Lender or one or more of its affiliates may be a financial and securities firm and that such Lender or such affiliates may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of a Loan Party and its affiliates and of other companies that may be the subject of the transactions contemplated by this Agreement. The Loan Parties further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between a Loan Party and the Secured Parties (or any of them) is intended to be or has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether any Secured Party or its affiliates has advised or is advising any Loan Party on other matters, (b) the Secured Parties, on the one hand, and the Loan Parties, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does any Loan Party rely on, any fiduciary duty on any Secured Party’s part, (c) each Loan Party is capable of evaluating and understanding, and each Loan Party understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Secured Parties have not provided any legal, accounting, regulatory or tax advice with respect to the transactions and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and it is not relying on any Secured Party for such advice, (e) the Loan Parties have been advised that the Secured Parties and their respective affiliates are or may be engaged in a broad range of transactions that may involve interests that differ from any Loan Party’s interests and that the Secured Parties and their respective affiliates have no obligation to disclose such interests and transactions to any Loan Party by virtue of any fiduciary, advisory or agency relationship, (f) the Loan Parties will not assert and waive, to the fullest extent not prohibited by law, any claims any Loan Party may have against any Secured Party or its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty, and agree that the Secured Parties and their respective affiliates shall have no liability (whether direct or indirect) to any Loan Party in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of any Loan Party, including a Loan Party’s stockholders, employees or creditors, and (g) should the Secured Parties or their respective affiliates have any other business with any Loan Party or any Loan Party’s affiliates, nothing herein shall limit or otherwise diminish such Loan Party’s or such Loan Party’s affiliates’ obligations thereunder or with respect thereto.

12.20 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

12.21 Permitted Revolving Credit Facility Intercreditor Agreement. Notwithstanding anything contrary herein, each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Permitted Revolving Credit Facility Intercreditor Agreement entered into pursuant to the terms hereof, and (b) hereby authorizes and instructs the Administrative Agent to enter into any Permitted Revolving Credit Facility Intercreditor Agreement in the circumstances contemplated hereunder and to subject the Liens securing the Obligations to the provisions thereof.

Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	POTBELLY CORPORATION

	By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief Financial Officer, and Chief Strategy Officer

GUARANTORS:	POTBELLY ILLINOIS, INC.

	By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief financial Officer, and Chief Strategy Officer

POTBELLY SANDWICH WORKS, LLC

By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief financial Officer, and Chief Strategy Officer

POTBELLY FRANCHISING, LLC

By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief financial Officer, and Chief Strategy Officer

PSW DC ACQUISITION LLC

By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief financial Officer, and Chief Strategy Officer

POTBELLY SANDWICH WORKS DC-1, LLC

By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief financial Officer, and Chief Strategy Officer

PSW 555 TWELFTH STREET, LLC

By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief financial__ Officer, and Chief Strategy Officer

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

PSW WEST JACKSON, LLC

By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief financial Officer, and Chief Strategy Officer

PSW ROCKVILLE CENTER, LLC

By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief financial Officer, and Chief Strategy Officer

PSW PBD ACQUISITION LLC

By:	/s/ Steve Cirulis
Name: Steve Cirulis
Title: Senior Vice President, Chief financial Officer, and Chief Strategy Officer

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

ADMINISTRATIVE AGENT:	SAGARD HOLDINGS MANAGER LP, as Administrative Agent

By: Sagard Holdings Manager GP Inc., its General Partner

	By:	/s/ Adam Vigna
Name: Adam Vigna
Title: Chief Investment Officer

	By:	/s/ Sacha Haque
Name: Sacha Haque
Title: General Counsel & Secretary

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

LENDERS:	SAGARD CREDIT PARTNERS II (US INVESTMENTS), LP, as a Lender

By: Sagard Credit Partners II (Cayman) GP, LLC, its General Partner

	By:	/s/ Jason Sneah
Name: Jason Sneah
Title: Manager

	By:	/s/ Colin Nestor
Name: Colin Nestor
Title: Manager

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]